Exhibit 4.1

RHODIA

7.625% DOLLAR-DENOMINATED SENIOR NOTES DUE 2010

INDENTURE

Dated as of May 28, 2003

JPMorgan Chase Bank

Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.05
	(b)	12.03
	(c)	12.03
313	(a)	7.06
	(b)(1)	N.A.
	(b)(2)	7.06; 7.07
	(c)	7.06; 12.02
	(d)	7.06
314	(a)	4.03; 12.02; 12.05
	(b)	N.A.
	(c)(1)	12.04
	(c)(2)	12.04
	(c)(3)	N.A.
	(d)	N.A.
	(e)	12.05
	(f)	N.A.
315	(a)	7.01
	(b)	7.05; 12.02
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a) (last sentence)	2.09
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
	(c)	2.12
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04
318	(a)	12.01
	(b)	N.A.
	(c)	12.01

N.A. means not applicable.

*  This Cross Reference Table is not part of the Indenture.

i

INDENTURE dated as of May 28, 2003 between Rhodia, a société anonyme organized under the laws of France  (the “Company”) and JPMorgan Chase Bank, as trustee (the “Trustee”).

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of its (i) 7.625% Senior Notes due 2010 issued on the date hereof (the “Original Notes”), (ii) Additional Notes (as defined herein) that may be issued on any date after the date hereof (all such notes referred to in clauses (i) and (ii) being referred to as the “Initial Notes”) and (iii) 7.625% Senior Notes due 2010 issued in exchange for Initial Notes pursuant to the Registration Rights Agreement (the “Exchange Notes” and, together with the Initial Notes, the “Notes”); and, to provide therefor, the Company has duly authorized the execution and delivery of this Indenture.  Except as otherwise provided herein, $200 million in aggregate principal amount of Notes shall be initially issued on the date hereof.

Each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of Notes:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.  Definitions.

“144A Global Note” means a Global Note bearing the Global Note Legend, the Private Placement Legend and the French Legend and deposited with the Custodian and registered in the name of Cede & Co., as nominee of the Depositary, that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1)                                  Debt of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Debt is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)                                  Debt secured by a Lien encumbering any asset acquired by such specified Person,

but excluding Debt of such other Person that is extinguished, retired or repaid concurrently with such other Person becoming a Restricted Subsidiary of, or at the time it is merged into or consolidates with, such specified Person.

“Additional Notes” means additional notes (other than the Original Notes) issued from time to time under this Indenture in accordance with Sections 2.13 and 4.09 hereof, as part of the same series as the Original Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, if any, Paying Agent or additional paying agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Sale” means:

(1)                                  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 4.15 hereof and/or the provisions of Section 5.01 hereof and not by the provisions of Section 4.10 hereof; and

(2)                                  the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries.

Notwithstanding the preceding, none of the following will be deemed to be an Asset Sale:

(1)                                  any single transaction or series of related transactions that involves Equity Interests or assets having a fair market value of less than €30.0 million;

(2)                                  a transfer of assets between or among the Company and one or more of its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary in connection with such transaction);

(3)                                  an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)                                  the sale or lease of equipment, inventory or accounts receivable in the ordinary course of business;

(5)                                  sales of assets received by the Company or any Restricted Subsidiary upon the foreclosure on a Lien;

(6)                                  the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(7)                                  any sale, lease or other disposition in the ordinary course of business of obsolete, worn out or damaged equipment no longer being used by the Company or its Restricted Subsidiaries;

(8)                                  any sale or disposition deemed to occur in connection with creating or granting any Permitted Lien;

(9)                                  sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(10)                            the sale or other disposition of cash or Cash Equivalents; and

(11)                            a Restricted Payment or Permitted Investment that is permitted by Section 4.07 hereof.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such lease, determined in accordance with French GAAP.

 “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)                                  with respect to a corporation or société anonyme, the board of directors of the corporation or the société anonyme or, except in the context of the definition of “Change of Control”, any committee thereof;

(2)                                  with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)                                  with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.

“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Business Day” means each day (other than a Saturday or a Sunday) on which banks and financial institutions are open in New York, London, Luxembourg and Paris and which is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with French GAAP.

“Capital Stock” means:

(1)                                  in the case of a corporation or company, capital stock or share capital;

(2)                                  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)                                  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding any debt securities convertible into such equity securities.

“Cash Equivalents” means:

(1)                                  United States dollars, euros, the other official currencies of any member of the European Union, any country located in North America, Switzerland, Japan and, in the case of any Restricted Subsidiary located outside any of those jurisdictions, such local currencies held from time to time by such Restricted Subsidiary in the ordinary course of business;

(2)                                  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government or a member of the European Union, or any agency or instrumentality thereof (provided that the full faith and credit of the United States or such member, as the case may be, is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)                                  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of €500.0 million and a Thomson Bank Watch Rating (or the successor thereto) of “B” or better;

(4)                                  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                                  commercial paper rated at least A2/P2 by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6)                                  in the case of any Restricted Subsidiary located outside the United States and the European Union, any substantially similar investment to the kinds described in clauses (3) through (5) of this definition obtained in the ordinary course of business and with the highest ranking obtainable in the applicable jurisdiction; and

(7)                                  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)                                  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)                                  the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)                                  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)                                  during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

“Clearstream” means Clearstream Banking, S.A.

“Company” means the Person named as the “Company” in the first paragraph of this Indenture until a successor Person shall have become such pursuant to the applicable provisions hereof, and thereafter “Company” shall mean such successor Person.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)                                  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)                                  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)                                  Consolidated Interest Expense, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)                                  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; less

(5)                                  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with French GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense of a Person and its consolidated Restricted Subsidiaries on their Debt determined in accordance with French GAAP, net of any interest income, plus, to the extent not included in such total interest expense and to the extent incurred by such Person or its Restricted Subsidiaries, without duplication:

(1)                                  interest expense attributable to Capital Lease Obligations and imputed interest with respect to Attributable Debt;

(2)                                  amortization of debt discount;

(3)                                  capitalized interest;

(4)                                  non-cash interest expense;

(5)                                  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financings;

(6)                                  net costs, if any, pursuant to Hedging Obligations (but excluding amortization of deferred financing fees and unrealized gains and losses arising with respect to Hedging Obligations); and

(7)                                  the interest component of any deferred payment obligations (which, for the avoidance of doubt, does not include any deferred payment related to a retirement or post-retirement employee or directors’ benefit plan);

in each case as determined on a consolidated basis in conformity with French GAAP.  Notwithstanding anything to the contrary stated above, Consolidated Interest Expense shall not include any Receivables Fees.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with French GAAP; provided that:

(1)                                  the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to or by the specified Person or a Restricted Subsidiary of the Person;

(2)                                  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that such Net Income is actually paid to such Person or one of its Restricted Subsidiaries through dividends, loans or otherwise;

(3)                                  the cumulative effect of a change in accounting principles will be excluded;

(4)                                  any non-cash charges incurred subsequent to the date of the Indenture which are allowed under French GAAP and which would have been permitted had such amounts been determined in accordance with U.S. GAAP from the application of SFAS No. 123 will be excluded; and

(5)                                  any non-cash goodwill impairment charges incurred subsequent to the date of the Indenture which are allowed under French GAAP and which would have been permitted had such amounts been determined in accordance with U.S. GAAP from the application of SFAS No. 142 will be excluded.

“Consolidated Net Tangible Assets” means total assets (less accumulated depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under French GAAP) after deducting therefrom (1) all current liabilities, (2) any item representing investments in Unrestricted Subsidiaries and (3) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Restricted Subsidiaries and computed in accordance with French GAAP.

“Corporate Trust Office of the Trustee” means the office of the Trustee at the address specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Facilities” means one or more debt facilities (including, without limitation, the €600 million multicurrency revolving credit facility dated December 31, 2001 between the Company and BNP Paribas, Crédit Lyonnais and The Royal Bank of Scotland PLC as lead arrangers and certain financial institutions as lenders and the bilateral revolving credit facilities with banks existing on the date of the Indenture) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, refunded, renewed, replaced or refinanced (including increasing the amount borrowed thereunder) in whole or in part from time to time.

“Custodian” means BNP Paribas, New York Branch, and any and all successors thereto appointed as Custodian hereunder and having become such pursuant to the applicable provisions hereof.

“Debt” means, with respect to any specified Person, any debt of such Person, whether or not contingent and without duplication:

(1)                                  in respect of borrowed money;

(2)                                  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)                                  in respect of bankers’ acceptances;

(4)                                  representing Capital Lease Obligations;

(5)                                  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, or similar obligations to trade creditors; or

(6)                                  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with French GAAP. In addition, the term “Debt” includes all Debt of others secured by a Lien on any asset of the specified Person (whether or not such Debt is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Debt of any other Person.

The amount of any Debt outstanding as of any date will be:

(1)                                  the accreted value of the Debt, in the case of any Debt issued with original issue discount; and

(2)                                  the principal amount of the Debt, in the case of any other Debt.

Notwithstanding the foregoing, “Debt” shall not include (A) advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future, (B) obligations under or in respect of Receivables Facilities, (C) deferred taxes or (D) operating leases in effect on the Issue Date that are reclassified as capital leases as a result of changes to French GAAP.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” or “Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Sections 2.06, 2.07 and 2.10 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, The Depository Trust Company, and any and all successors thereto, which shall be clearing agencies registered under the Exchange Act, appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Distribution Compliance Period” means, with respect to the original issuance of any Initial Notes, the period commencing on the date of such issuance and ending on the fortieth day thereafter.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any primary private or public offering of Equity Interests of the Company (other than Disqualified Stock) to Persons who are not Affiliates of the Company other than (1) public offerings with respect to the Company’s common stock registered on Form S-8 and (2) issuances upon exercise of options by employees of the Company or any of its Restricted Subsidiaries.

“euro” or “€” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Euro Exchange Notes” means the notes issued pursuant to the Registration Rights Agreement dated as of May 28, 2003, among the Company and the other parties named on the signature pages thereof, with respect to the Euro Notes.

“Euro Notes” means the 8.000% Senior Notes due 2010 issued by the Company on the date of this Indenture pursuant to the Euro Notes Indenture.

“Euro Notes Indenture” means the indenture, dated as of May 28, 2003, between the Company and JPMorgan Chase Bank, as trustee, pursuant to which the Euro Notes are issued, as the same shall be amended from time to time.

“European Union” means the European Union, including the countries of Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which becomes a member of the European Union after the Issue Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” has the meaning provided in the preamble to this Indenture.

“Exchange Offer” means an offer by the Company, pursuant to a Registration Rights Agreement, to Holders of Initial Notes, to issue and deliver to such Holders, in exchange for their Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Existing Debt” means any Debt of the Company and its Restricted Subsidiaries in existence on the date of this Indenture, until such amounts are repaid.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)                                  the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

(2)                                  any interest expense on Debt of any person other than such Person or any of its Restricted Subsidiaries that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(3)                                  all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any four-quarter period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Debt (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Debt, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)                                  acquisitions or dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including any acquisitions or dispositions made during such reference period or subsequent to such reference period and on or prior to the Calculation Date by any Person that became a Restricted Subsidiary or was merged with and into the specified Person or any of its Restricted Subsidiaries on or prior to such Calculation Date) will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)                                  interest on Capital Lease Obligations and Attributable Debt shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation or Attributable Debt in accordance with French GAAP;

(3)                                  the consolidated interest expense attributable to interest on (a) any Debt computed on a pro forma basis that was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying, at the option of such Person, either the fixed or floating rate and (b) borrowings under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such borrowings during the applicable period;

(4)                                  the interest rate on any Debt that bears a floating rate of interest shall be calculated as if the weighted average interest rate that would have been applicable to such

Debt over the latest 12-month period ending on the last calendar month immediately prior to the Calculation Date had been the applicable rate on such Debt for the entire reference period (taking into account any Hedging Obligation designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates (including any agreement that exchanges a fixed rate interest obligation for a floating rate interest obligation) applicable to such Debt if such Hedging Obligation has a remaining term in excess of 12 months);

(5)                                  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with French GAAP, will be excluded;

(6)                                  the Fixed Charges attributable to discontinued operations, as determined in accordance with French GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(7)                                  transactions with respect to Receivables Facilities (including Receivable Fees) will be accounted for in accordance with French GAAP as in effect on the date of this Indenture.

“French GAAP” means generally accepted accounting principles in France as in effect from time to time, except as set forth in clause (7) of the definition of “Fixed Charge Coverage Ratio”.

“French Legend” means the legend set forth in Section 2.06(g)(i), which is required to be placed on all Notes issued under the Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, Section 2.06(b), Section 2.06(d) or Section 2.06(f) hereof.

“Global Note Legend” means the legend set forth in Section 2.06(g)(iii), which is required to be placed on all Global Notes issued under this Indenture.

“Government Securities” means securities that are:

(1)                                  issued or directly and fully and unconditionally guaranteed or insured by the United States government, or any agency or instrumentality thereof, the payment of which is unconditionally guaranteed as a full faith and credit obligation of such government; or

(2)                                  issued or directly and fully and unconditionally guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof, the payment of which is unconditionally guaranteed as a full faith and credit obligation of such government;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities

Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)                                  currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)                                  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means a Person in whose name a Note is registered on the Register.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the preamble to this Indenture.

“Insolvency Law” means

(1)                                  Article 1244-1 of the French Code civil;

(2)                                  Book (Livre) 6 of the French Code de commerce or any other law of France relating to voluntary judicial amicable settlement of debts (règlement amiable), judicial reorganization or liquidation (redressement ou liquidation judiciaire), bankruptcy, insolvency, moratorium or relief of debtors;

(3)                                  Title 11 of the US Code, or any similar federal or state law for the relief of debtors; or

(4)                                  any similar law, act, decree, order or regulation in a jurisdiction in which a Significant Subsidiary is incorporated or the Company, or any Significant Subsidiary does business.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for value of Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with French GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof.  “Investments” shall exclude extensions of trade credit by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

“Issue Date” means the date of this Indenture.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with an Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with French GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)                                  any gain or loss, together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Debt of such Person or any of its Restricted Subsidiaries; and

(2)                                  any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)                                  costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

(2)                                  amounts required to be applied to the repayment of Debt, other than Debt under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(3)                                  any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with French GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; and

(4)                                  all distributions or other payments made to minority interest holders required in connection with the Asset Sale.

“Non-Recourse Debt” means Debt:

(1)                                  as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; and

(2)                                  no default with respect to which (including any rights that the holders of the Debt may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Debt (other than the

Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment of such other Debt of the Company or any of its Restricted Subsidiaries to be accelerated or payable prior to its stated maturity.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to it in the preamble to this Indenture.

“Obligations” means any principal, interest, penalties, fees, taxes, costs, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, securing or relating to any Debt, whether or not a claim in respect thereof has been asserted.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company or a Subsidiary Guarantor, as applicable, by two Officers of the Company or such Subsidiary Guarantor, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or such Subsidiary Guarantor, as the case may be, that meets the requirements of Section 12.05 hereof, if applicable.

“Opinion of Counsel” means an opinion from legal counsel that meets the requirements of Section 12.05 hereof, if applicable.  The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Original Notes” has the meaning set forth in the preamble to this Indenture.

“Parent Company” of the Company means any other Person (other than a natural person) which either (i) legally and beneficially owns more than 50% of the Voting Stock of the Company, either directly or through one or more Subsidiaries or (ii) is a Subsidiary of any Person referred to in the preceding clause and owns no Investments other than Investments in the Company and its Subsidiaries; provided, however, that in no event shall any Subsidiary of the Company constitute its Parent Company.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Business” means any business conducted by the Company and its Restricted Subsidiaries on the date of this Indenture, any reasonable extension thereof, and any additional business reasonably related, incidental, ancillary or complimentary thereto.

“Permitted Investments” means:

(1)                                  any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)                                  any Investment in Cash Equivalents;

(3)                                  any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)                                  such Person becomes a Restricted Subsidiary of the Company; or

(b)                                 such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)                                  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5)                                  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)                                  any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)                                  Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(8)                                  Investments constituting loans, advances or extensions of credit to employees, officers and directors made in the ordinary course of business;

(9)                                  Investments in existence on the date of this Indenture and an Investment in any Person to the extent such Investment replaces or refinances an Investment in such Person existing on the date of this Indenture in an amount not exceeding the amount of the Investment being replaced or refinanced; provided, however, that the new Investment (other than a new Investment pursuant to the further proviso of this definition) is on terms and conditions no less favorable to the Company than the Investment being renewed or replaced; and provided further that, to the extent that an Investment in existence on the date of the Indenture is an Investment in a joint venture, such Investment may be replaced or refinanced by making an Investment in any other joint venture existing on the date of the Indenture in an amount not exceeding the amount of the Investment being replaced or refinanced, so long as such replacement or refinancing Investment is made within 365 days of the liquidation of the first Investment;

(10)                            Investments relating to any special purpose Wholly-Owned Subsidiary of the Company organized in connection with a Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Receivables Facility;

(11)                            Investments in any of (A) the Original Notes and any Exchange Notes with respect thereto; (B) the Euro Notes and any Euro Exchange Notes; and (C) the Senior Subordinated Notes and any Senior Subordinated Exchange Notes;

(12)                            Guarantees of Debt of the Company or any of its Restricted Subsidiaries issued in accordance with Sections 4.09 and 4.21 hereof;

(13)                            Investments in joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause (13), not to exceed €60 million (net of, with respect to Investments in joint ventures, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidation, distribution or other cash realization, not to exceed, with respect to any particular Person, the amount of Investments in such Person made after the Issue Date in reliance on this clause; provided that, any such amount used to reduce the aggregate amount of Investments made pursuant to this clause (13) will not be included in Consolidated Net Income for purposes of Section 4.07); and

(14)                            other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) since the date of this Indenture not to exceed €6.0 million, with no more than €3.0 million to be made in any one fiscal year.

“Permitted Liens” means:

(1)                                  Liens on assets of the Company and its Restricted Subsidiaries securing Debt and other Obligations under Credit Facilities together with Liens securing other Debt in an aggregate amount not to exceed €1.3 billion (with no more than €150 million of such other Debt being Attributable Debt);

(2)                                  Liens in favor of the Company or a Restricted Subsidiary;

(3)                                  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4)                                  Liens on assets existing at the time of acquisition of the assets by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5)                                  Liens incurred or deposits made in the ordinary course of business that are incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens and other Liens arising by operation of law) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory or planning obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, in each such case, not in connection with the borrowing of money; provided that in each case, the obligation secured is not more than 60 days overdue or, if so overdue, is being contested in good faith by appropriate actions or proceedings and adequate reserves have been established in accordance with French GAAP;

(6)                                  Liens to secure Debt (including Capital Lease Obligations) permitted by Section 4.09(b)(4) covering only the assets acquired with such Debt;

(7)                                  Liens existing on the date of the Indenture;

(8)                                  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, and Liens, security claims or demands of mechanics and materialmen incurred in the ordinary course of business, provided that any reserve or other appropriate provision as is required in conformity with French GAAP has been made therefor;

(9)                                  Liens in favor of issuers of tender, bid, surety, appeal or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary in the ordinary course of its business; provided, however, that such letters of credit do not support Debt;

(10)                            Liens securing Debt or other obligations of a Restricted Subsidiary owing to the Company or a Restricted Subsidiary;

(11)                            Liens securing Permitted Refinancing Debt incurred to refinance Debt that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus assets or property affixed or appurtenant thereto or proceeds in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced or is in respect of property that is the security for a Permitted Lien;

(12)                            Liens securing Hedging Obligations entered into in the ordinary course of business so long as such Hedging Obligations are permitted to be incurred under the Indenture;

(13)                            Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(14)                            Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(15)                            Liens created over assets not on the balance sheet of the Company and its Restricted Subsidiaries held in trust by another Person, which assets are to be used by such other Person solely for satisfying the Company or a Restricted Subsidiary’s scheduled payment obligations in respect of the principal and/or interest in respect of any Debt of the Company or that Restricted Subsidiary in circumstances where such other Person has undertaken responsibility for the discharge of the Company or the Restricted Subsidiary’s obligations in relation to such Debt, provided that no outstanding Debt under the Credit Facilities, or any similar credit or loan facility may be secured under or pursuant to this clause (15);

(16)                            Liens created over receivables of the Company or a Restricted Subsidiary which Liens have been given in connection with the refinancing of such receivables and where the risks relating to the non-payment in respect of such receivables are, as a result of such refinancing, not borne by the Company or the Restricted Subsidiary; and

(17)                            Liens and rights of setoff in favor of a bank or other financial institution imposed by law or pursuant to a contractual arrangement and incurred in the ordinary course of business.

“Permitted Refinancing Debt” means any Debt of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Company or any of its Restricted Subsidiaries (other than intercompany Debt); provided that:

(1)                                  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Debt extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Debt and the amount of all expenses and premiums incurred in connection therewith);

(2)                                  such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded;

(3)                                  if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or any Guarantee of a Subsidiary Guarantor, such Permitted Refinancing Debt is subordinated in right of payment to the Notes or such Guarantee on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)                                  such Debt is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Property” means any chemical-producing plant or facility owned by the Company and/or one or more Restricted Subsidiaries having a book value in excess of 2% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries; provided that the term “Principal Property” shall not include any plant or facility that, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries, considered as a whole.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(ii) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Facility” means with respect to any Person one or more receivables financing facilities as amended from time to time, the Debt of which is non-recourse (except for customary representations, warranties, covenants and indemnities in relation thereto made in connection with such facilities) to such Person and its Restricted Subsidiaries pursuant to which such Person and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Registration Rights Agreement” means the Exchange and Registration Rights Agreement, dated as of May 28, 2003, among the Company and the other parties named on the signature pages thereof, relating to the Original Notes and the Euro Notes and the Senior Subordinated Notes, as such agreement may be amended, modified or supplemented from time to time, and, with respect to any Additional Notes, one or more registration rights agreements among the Company and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company and the Subsidiary Guarantors, if any, to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note bearing the Global Note Legend, the Private Placement Legend and the French Legend and deposited with the Custodian and registered in the name of Cede & Co., as nominee for the Depositary, for credit to Euroclear and Clearstream, as Participants, during the Distribution Compliance Period, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Replacement Assets” mean (1) long-term assets that will be used or useful in a Permitted Business, (2) substantially all of the assets of another Permitted Business, or (3) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary as a result of such acquisition.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Institutional Trust Services department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of such officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Registered Note” means a Definitive Registered Note bearing the Private Placement Legend and the French Legend in a principal amount of $1,000 or integral multiples thereof.

“Restricted Global Note” means a Global Note bearing the Global Note Legend, the Private Placement Legend and the French Legend in a principal amount of $1,000 or integral multiples thereof.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated the Securities Act.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any properties or assets of the Company and/or such Restricted Subsidiary (except for leases between the Company and any Restricted Subsidiary, between any Restricted Subsidiary and the Company or between Restricted Subsidiaries), which properties or assets have been or are to be sold or transferred by the Company or such Subsidiary to such Person with the intention of taking back a lease of such properties or assets.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw Hill Companies, and its successors.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Financial Officer” means any of the chief executive officer, the chief operating officer and the chief financial officer of the Company.

“Senior Subordinated Exchange Notes” means the senior subordinated notes issued pursuant to the Registration Rights Agreement, dated as of May 28, 2003, among the Company and the other parties named on the signature pages thereof, with respect to the Senior Subordinated Notes.

“Senior Subordinated Notes” means the $385 million aggregate principal amount of 8.875% Senior Subordinated Notes due 2011, and the €300 million aggregate principal amount of 9.250% Senior Subordinated Notes due 2011, issued by the Company concurrently with the issuance of the Original Notes.

“Senior Subordinated Notes Indentures” means the indentures, dated as of May 28, 2003 between the Company and JPMorgan Chase Bank, as trustee, pursuant to which the Senior Subordinated Notes are issued, as the same shall be amended from time to time.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Special Interest” means interest payable on the Notes in the event of a Registration Default (as defined in the Registration Rights Agreement), the amount of which shall be determined as provided in the Registration Rights Agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Debt, the date on which the payment of interest or principal was scheduled to be paid (including with respect to sinking fund obligations) in the original documentation governing such Debt, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means, with respect to the Company, any Debt, including the Senior Subordinated Notes, of the Company which is by its terms subordinated in right of payment to the Notes and, with respect to any Subsidiary Guarantor, any Guarantee by such Subsidiary Guarantor of any Debt, including the Senior Subordinated Notes, which is by its terms subordinated in right of payment to such Subsidiary’s Guarantee of the Senior Notes.

“Subsidiary” means, with respect to any specified Person:

(1)                                  any corporation, company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantor” means any Restricted Subsidiary that Guarantees the Notes.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Global Note” means a permanent Global Note that bears the Global Note Legend and the French Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with the Custodian and registered in the name of Cede & Co., as nominee for the Depositary, representing Notes that do not, and are not required to, bear the Private Placement Legend, in a principal amount of $1,000 or integral multiples thereof.

“Unrestricted Definitive Registered Note” means one or more Definitive Registered Notes that do not bear and are not required to bear the Private Placement Legend, but bearing the French Legend, in a principal amount of $1,000 or integral multiples thereof.

“Unrestricted Subsidiary” means each Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that each such Subsidiary:

(1)                                  has no Debt other than Non-Recourse Debt;

(2)                                  is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)                                  is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)                                  has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Debt of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Debt is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of Section 4.09. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Debt by a Restricted Subsidiary of the Company of any outstanding Debt of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Debt is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“U.S. GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“U.S. Person” means a U.S. Person as defined in Rule 902(o) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing:

(1)                                  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Debt, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)                                  the then outstanding principal amount of such Debt.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

“Wholly Owned Restricted Subsidiary” of any Person means a Wholly Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.

Section 1.02.  Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.20
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.10
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.10
“Offer Period”	3.10
“Payer”	3.08
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Principal Paying Agent”	2.03
“Purchase Date”	3.10
“Register”	2.03
“Registrar”	2.03
“Relevant Tax Jurisdiction”	4.20
“Restricted Payments”	4.07
“Suspension Event”	4.22
“Tax Redemption Date”	3.08
“Transfer Agent”	2.03

Section 1.03.  Incorporation by Reference of Trust Indenture Act.  Whenever the Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of the Indenture.

The following TIA terms have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor or other obligor upon the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them by such definitions.

Section 1.04.  Rules of Construction.  Unless the context otherwise requires:

(1)                  a term has the meaning assigned to it;

(2)                  an accounting term not otherwise defined has the meaning assigned to it in accordance with French GAAP;

(3)                  “or” is not exclusive;

(4)                  words in the singular include the plural, and in the plural include the singular;

(5)                  “will” shall be interpreted to express a command;

(6)                  provisions apply to successive events and transactions; and

(7)                  “herein,” “hereof” and other words of similar import refer to the Indenture as a whole and not to any particular Section, Article or other subdivision;

(8)                  all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to the Indenture unless otherwise indicated;

(9)                  references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations); and

(10)            in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions the Company may classify such transaction as it, in its sole discretion, determines.

ARTICLE 2

THE NOTES

Section 2.01.  Form and Dating.

(a)                        General.

The Notes and the certificates of authentication will be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage and as provided herein.  The Company shall approve the form of the Notes and any notation, legend or endorsement thereon.  Each Note will be dated the date of its authentication.  The Notes shall be issued in denominations of $1,000 and integral multiples thereof.  The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)                       Global Notes.

Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and a “Schedule of Exchanges of Interests in the Global Note” substantially in the form of Schedule A attached thereto).  Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and purchases and cancellations.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Custodian, at the direction of the Registrar, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)                        144A Global Notes and Regulation S Global Notes.

Notes sold within the United States to QIBs pursuant to Rule 144A under the Securities Act shall be issued initially in the form of a 144A Global Note, which shall be deposited with the Custodian as custodian for the Depositary and registered in the name of Cede & Co., as nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.  The aggregate principal amount of the 144A Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a Regulation S Global Note, which shall be deposited with the Custodian as custodian for the Depositary and registered in the name of Cede & Co., as nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.  The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

(d)                       Definitive Registered Notes.

Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.

(e)                        Book-Entry Provisions.

The Applicable Procedures shall be applicable to Book-Entry Interests in the Global Notes that are held by Participants through the Depositary.

(f)                          Denomination.

The Notes shall be in denominations of $1,000 and integral multiples thereof.

Section 2.02.  Execution and Authentication.

(a)                        An Officer of the Company shall sign the Notes for the Company by manual or facsimile signature.

(b)                       If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(c)                        A Note shall not be valid until authenticated by the manual signature of an authorized officer of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.  Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Company, and the Company shall deliver such Note to the Trustee for cancellation as provided for in Section 2.11, for all purposes of this Indenture, such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of this Indenture.

(d)                       Subject to the terms of this Indenture, the Trustee will, upon receipt of an order signed by an Officer of the Company (an “Authentication Order”), authenticate (i) Initial Notes in the form of Global Notes, (ii) Unrestricted Global Notes from time to time issued only in exchange for a like aggregate principal amount of Global Notes or Definitive Registered Notes or (iii) Definitive Registered Notes from time to time issued only in exchange for a like aggregate principal amount of Global Notes or Definitive Registered Notes subject to Section 2.07 and Section 2.13 hereof, provided that the Trustee shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel of the Company in connection with such authentication of Notes.  Such Officers’ Certificate shall specify the principal amount of Notes to be authenticated and, in connection with clause (i), the date on which the original issue of Notes is to be authenticated.

(e)                        The Trustee may appoint one or more authentication agents acceptable to the Company to authenticate Notes.  Such an agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an affiliate of the Company.

Section 2.03.  Paying Agent, Registrar and Transfer Agents.

The Company shall maintain an office or agency in each of (i) the Borough of Manhattan in the City of New York, and (ii) for so long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require, Luxembourg, where the Notes may be presented for payment

(each a “Paying Agent”).  The initial Paying Agents shall be BNP Paribas, New York branch, in New York and BNP Paribas Securities Services, Luxembourg branch, in Luxembourg (the latter being the “Principal Paying Agent”).

The Company shall also maintain a registrar (the “Registrar”) with offices initially in Luxembourg, and a transfer agent (each a “Transfer Agent”) in each of (i) the Borough of Manhattan, City of New York, and (ii) for so long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require, Luxembourg.  The initial Registrar will be BNP Paribas Securities Services, Luxembourg branch.  The initial Transfer Agents will be BNP Paribas, New York Branch, in New York, and BNP Paribas, Luxembourg Branch, in Luxembourg.  The Registrar will maintain a register reflecting ownership of the Notes outstanding and of their transfer and exchange.

As long as the Notes remain outstanding, if any European Union (“EU”) Directive on the taxation of savings income relating to the proposal for a Directive on the taxation of savings income published by the ECOFIN Council on December 13, 2001 or otherwise implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 or any law implementing or complying with, or introduced in order to conform to any such Directive is introduced, the Company shall ensure that it maintains a Paying Agent for the Notes in an EU member state that will not be obligated to withhold or deduct for or on account of tax pursuant to any such Directive or law.

Upon notice to the Trustee, the Company may change any Paying Agent (including the Principal Paying Agent), Registrar or Transfer Agent and the Company may act as the Paying Agent; provided, however, that in no event, may the Company act as Paying Agent or appoint a Paying Agent in any member state of the EU where the Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes unless either (i) another Paying Agent is located in a member state where it is not obliged to withhold or deduct tax or (ii) no other member state would require a Paying Agent located therein to withhold or deduct tax in relation to such payments at a lower (or zero) rate.  For so long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require, the Company will publish a notice of any change of Paying Agent, Registrar or Transfer Agent in a newspaper having a general circulation in Luxembourg (currently expected to be the Luxemburger Wort) in accordance with Section 12.02 hereof.

Section 2.04.  Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, interest and premium, if any, Additional Amounts, if any, and Special Interest, if any, on the Notes, and shall promptly notify the Trustee of any Default by the Company in making any such payment.  While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money.  If the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as

Paying Agent.  Upon any insolvency, bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.  Holder Lists.

The Registrar shall use its best efforts to preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  The Company shall furnish to the Trustee and each Paying Agent who is not the Registrar at least two Business Days before each interest payment date and at such other times as the Trustee or the Paying Agent may request in writing, a list in such form and as of such date as the Trustee or the Paying Agent may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

Section 2.06.  Transfer and Exchange.

(a)                        Transfer and Exchange of Global Notes.

A Global Note may not be transferred except as a whole by a Depositary to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or to another nominee of such Depositary, or by such Depositary or any such nominee to a successor Depositary or a nominee thereof.

All Global Notes will be exchanged by the Company for Definitive Registered Notes if:

(i)                       the Depositary notifies the Company that it is unwilling or unable to continue to act as Depositary, or the Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, a qualified successor Depositary is not appointed by the Company with 120 days;

(ii)                    the Depositary so requests following an Event of Default under this Indenture or the Euro Notes Indenture; or

(iii)                 the holder of a Book-Entry Interest requests such exchange in writing delivered through the Depositary following an Event of Default by the Company under this Indenture or the Euro Notes Indenture.

Upon the occurrence of any of the preceding events in clauses (i) through (iii), the Company shall issue or cause to be issued Definitive Registered Notes in such names as the relevant Depositary shall instruct the Registrar.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a).  Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)                       General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes.

In all cases, the transfer and exchange of Book-Entry Interests shall be effected through the relevant Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.

Transfers of Book-Entry Interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also shall require compliance with either subparagraph (b)(i) or (b)(ii) below, as applicable, as well as either subparagraphs (b)(iii) or (b)(iv) below, as applicable.

(i)                                Transfer of Book-Entry Interests in the Same Global Note. Book-Entry Interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the French Legend and the Private Placement Legend; provided, however, that prior to the expiration of the Distribution Compliance Period, (A) Book-Entry Interests in Regulation S Global Notes must be held through Euroclear or Clearstream, as Participants, and (B) transfers of beneficial interests in the Regulation S Global Notes may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser).  Book-Entry Interests in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Transfer Agent to effect the transfers described in this Section 2.06(b)(i) and neither the Trustee nor the Transfer Agent will have any responsibility to obtain any such written orders or instructions.

(ii)                             All Other Transfers and Exchanges of Book-Entry Interests in Global Notes. A holder may transfer or exchange a Book-Entry Interest in a Global Note in a transaction not subject to Section 2.06(b)(i) above only if the Transfer Agent receives either:

(A)                both:

(1)               a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing such Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(2)               instructions given by the Depositary in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase; or

(B)                  both:

(1)               a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing such Depositary to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(2)               instructions given by the Depositary to the Registrar containing information specifying the identity of the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in (1) above, the principal amount of such securities and the ISIN, Common Code or CUSIP or other similar number identifying the Notes.

Upon consummation of an Exchange Offer by the Company in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Transfer Agent of the instructions contained in any Letter of Transmittal delivered by the holder of such Book-Entry Interests in the Restricted Global Notes (or any electronic equivalent utilized by any Depositary and acceptable to the Company).  Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture and the Notes, the Registrar shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)                          Transfer of Book-Entry Interests in a Restricted Global Note for Book-Entry Interests in Another Restricted Global Note.  A Book-Entry Interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Transfer Agent receives the following:

(A)                    if the transferee will take delivery in the form of a Book-Entry Interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)                      if the transferee will take delivery in the form of a Book-Entry Interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)      Transfer and Exchange of Book-Entry Interests in a Restricted Global Note for Book-Entry Interests in an Unrestricted Global Note.  A Book-Entry Interest in any Restricted Global Note may be exchanged by any holder thereof for a Book-Entry Interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and:

(A)                    such exchange or transfer is effected pursuant to an Exchange Offer and the holder of the Book-Entry Interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal (or any electronic equivalent utilized by any Depositary and acceptable to the Company) that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B)                      such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                      such transfer is effected by a broker-dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)                     the Transfer Agent receives the following:

(1)                   if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Book-Entry Interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)                   if the holder of such Book-Entry Interest in a Restricted Global Note proposes to transfer such Book-Entry Interest to a Person who shall take delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (D), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer referred to above is effected at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests transferred or exchanged.

Book-Entry Interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a Book-Entry Interest in a Restricted Global Note.

(c)                        Transfer or Exchange of Book-Entry Interests in Global Notes for Definitive Registered Notes.

Any exchange of a Book-Entry Interest in a Global Note for Definitive Registered Notes must also comply with one of subparagraphs (i), (ii) or (iii) below, as applicable.

(i)             Book-Entry Interests in Restricted Global Notes to Restricted Definitive Registered Notes.  If any holder of a Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Restricted Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Restricted Definitive Registered Note, then, upon receipt by the Transfer Agent of the following documentation:

(A)                      if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Restricted Definitive Registered Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)                        if such Book-Entry Interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)                        if such Book-Entry Interest is being transferred in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(D)                       if such Book-Entry Interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount.  Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered by the Registrar in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Registrar shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered.  Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and the French Legend and shall be subject to all restrictions on transfer contained therein.

(ii)          Book-Entry Interests in Restricted Global Notes to Unrestricted Definitive Registered Notes.  A holder of a Book-Entry Interest in a Restricted Global Note may exchange such Book-Entry Interest for an Unrestricted Definitive Registered Note or may

transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Registered Note only if:

(A)                      such exchange or transfer is effected pursuant to an Exchange Offer and the holder of such Book-Entry Interest in a Restricted Global Note, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal (or any electronic equivalent utilized by any Depositary and acceptable to the Company) that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B)                        such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                        such transfer is effected by a broker-dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)                       the Transfer Agent receives the following:

(1)                              if the holder of such Book-Entry Interest in a Restricted Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)                              if the holder of such Book-Entry Interest in a Restricted Global Note proposes to transfer such Book-Entry Interest to a Person who shall take delivery thereof in the form of a Definitive Registered Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (D), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the foregoing conditions, the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount.  Any Definitive Registered Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.06(c)(ii) will be registered by the Registrar in such name or names and in such authorised denomination or denominations as the holder of such Book-Entry Interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant.  The Registrar will deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered.  Any Definitive Registered Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.06(c)(ii) will not bear the Private Placement Legend, but will bear the French Legend.

(iii)                          Book-Entry Interests in Unrestricted Global Notes to Unrestricted Definitive Registered Notes.  If any holder of a Book-Entry Interest in an Unrestricted Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount.  Any Definitive Registered Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.06(c)(iii) shall be registered by the Registrar in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Registrar shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered.  Any Definitive Registered Note issued in exchange for a Book-Entry Interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend, but shall bear the French Legend.

(d)                       Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes.

(i)                                Restricted Definitive Registered Notes to Book-Entry Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Restricted Global Note or to transfer such Restricted Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Restricted Global Note, then, upon receipt by the Transfer Agent of the following documentation:

(A)                          if the Holder of such Restricted Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)                            if such Restricted Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)                            if such Restricted Definitive Registered Note is being transferred to a Non-US Person in an offshore transaction in accordance with Rule 903 or

Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)                           if such Restricted Definitive Registered Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(E)                             if such Restricted Definitive Registered Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; and

the Registrar will cancel the Restricted Definitive Registered Note, and the Registrar will increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the appropriate 144A Global Note, in the case of clause (C) above, the appropriate Regulation S Global Note, and in all other cases, the appropriate 144A Global Note.

(ii)                             Restricted Definitive Registered Notes to Book-Entry Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Registered Note may exchange such Note for a Book-Entry Interest in an Unrestricted Global Note or transfer such Restricted Definitive Registered Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note only if:

(A)                          such exchange or transfer is effected pursuant to an Exchange Offer and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a broker-dealer, (ii) a Person participating in the distribution of Exchange Notes, or (iii) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B)                            such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                            such transfer is effected by a broker-dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)                           the Registrar receives the following:

(1)                        if the Holder of such Definitive Registered Notes proposes to exchange such Notes for a Book-Entry Interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)                        if the Holder of such Definitive Registered Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global

Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and

in each such case set forth in subparagraph (D), if the Company so requests or if the Applicable Procedures so require, the Company receives an Opinion of Counsel in form reasonably acceptable to it to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(d)(ii), the Trustee will cancel the Definitive Registered Notes and the Registrar will increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)                          Unrestricted Definitive Registered Notes to Book-Entry Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Registered Note may exchange such Note for a Book-Entry Interest in an Unrestricted Global Note or transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Registered Note and the Registrar will increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Registered Note to a Book-Entry Interest is effected pursuant to subparagraphs (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue, and the Trustee will authenticate, one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Registered Notes so transferred.

(e)                        Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes.

In all cases, upon request by a Holder of Definitive Registered Notes, and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Registered Notes.  Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Transfer Agent the Definitive Registered Notes duly endorsed and accompanied by a written instruction of transfer in form satisfactory to the Transfer Agent duly executed by such Holder or its attorney, duly authorized to execute the same in writing.  In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Notes represented by any such Definitive Registered Note, the Trustee will cancel or cause to be cancelled such Definitive Registered Note and the Company shall execute and the Trustee shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate principal amounts.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i)                           Restricted Definitive Registered Notes to Restricted Definitive Registered Notes.  Any Restricted Definitive Registered Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Registered Note if the Transfer Agent receives the following:

(A)                              if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)                                if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)                                if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii)                        Restricted Definitive Registered Notes to Unrestricted Definitive Registered Notes.  Any Restricted Definitive Registered Note may be exchanged by the Holder thereof for an Unrestricted Definitive Registered Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Registered Note if:

(A)                              such exchange or transfer is effected pursuant to the Exchange Offer and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal (or any electronic equivalent used by any Depositary and acceptable to the Company) that it is not (1) a broker-dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B)                                any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)                                any such transfer is effected by a broker-dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)                               the Transfer Agent receives the following:

(1)                        if the Holder of such Restricted Definitive Registered Notes proposes to exchange such Notes for Unrestricted Definitive Registered Notes, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)                        if the Holder of such Restricted Definitive Registered Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of Unrestricted Definitive Registered Notes, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (D), if the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(e)(ii), the Trustee will cancel the Restricted Definitive Registered Notes and the Registrar will register and the Trustee will authenticate and deliver the Unrestricted Definitive Registered Note.

(iii)                     Unrestricted Definitive Registered Notes to Unrestricted Definitive Registered Notes.  A Holder of Unrestricted Definitive Registered Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Registered Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Registered Notes pursuant to the instructions from the Holder thereof.

(f)                          Exchange Offer.  Upon the occurrence of the Exchange Offer, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the Book-Entry Interests in the Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal (or an electronic equivalent utilized by any Depositary and acceptable to the Company) that (x) they are not broker-dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Company, and accepted for exchange in the Exchange Offer and (ii) Unrestricted Definitive Registered Notes in an aggregate principal amount equal to the principal amount of the Definitive Registered Notes accepted for exchange in the Exchange Offer.  Concurrently with the issuance of such Notes, the Registrar shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Registered Notes so accepted Unrestricted Definitive Registered Notes in the appropriate principal amount.

(g)                       Legends.  The following legends shall appear on the face of all Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)                           French Legend. Each Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“EACH HOLDER ACKNOWLEDGES AND AGREES THAT OFFERS AND SALES OF NOTES WILL BE MADE IN THE

REPUBLIC OF FRANCE ONLY TO QUALIFIED INVESTORS (INVESTISSEURS QUALIFIÉS) IN ACCORDANCE WITH ARTICLE L.411-1 AND L.411-2 OF THE FRENCH CODE MONÉTAIRE ET FINANCIER AND DECREE NO.98-880 DATED 1 OCTOBER 1998.”

(ii)                        Private Placement Legend:

(A)                          Except as permitted by clause (B) below, each Global Note and each Definitive Registered Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT, PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (5) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.”

(B)                            Notwithstanding the foregoing, any Global Note or Definitive Registered Note issued pursuant to clauses (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) to this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(iii)                               Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE CUSTODIAN (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT

TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE REGISTRAR MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(h)                       Cancellation and/or Adjustment of Global Notes.  At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Registered Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Registrar or the Custodian, at the direction of the Registrar, to reflect such reduction; and if the Book-Entry Interests is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note, such other Global Note, or if a Definitive Registered Note is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in a Global Note, such Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Custodian, at the direction of the Registrar, to reflect such increase.

(i)                           General Provisions Relating to Transfers and Exchanges.

(i)                           To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Registered Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)                        No service charge shall be made by the Company or the Registrar to a holder of a Book-Entry Interest in a Global Note, a Holder of a Global Note or a Holder of a Definitive Registered Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, 3.06, 3.10, 4.10, 4.15 and 9.05 hereof).

(iii)                     No Registrar shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)                    All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(v)                       The Company shall not be required to register the transfer of any Definitive Registered Notes: (A) for a period of 15 calendar days prior to any date fixed for the redemption of the Notes under Section 3.01 hereof; (B) for a period of 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part; (C) for a period of 15 calendar days prior to the record date with respect to any interest payment date; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Any such transfer will be made without charge to the Holder of Notes, other than any taxes, duties and governmental charges payable in connection with such transfer.

(vi)                    The Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, interest and premium, Additional Amounts, if any, and Special Interest, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary (subject, in the case of payments of interest, Additional Amounts and Special Interest, to the record date provisions of the Notes).

(vii)                 All certifications, certificates and Opinions of Counsel required to be submitted to the Company or the Transfer Agent pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Transfer Agent.

Section 2.07.  Replacement Notes.

(a)                        If any mutilated Note is surrendered to the Registrar, the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Company may charge the Holder for its expenses in replacing a Note, including reasonable fees and expenses of counsel.

(b)                       Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

(c)                        In case the principal amount of any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

(d)                       The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08.  Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding.  Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.  If a Note is subject to Legal Defeasance under Section 8.03 or Covenant Defeasance pursuant to Section 8.03, it will be deemed to be outstanding only for the purposes set forth in said Sections.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date,

then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09.  Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10.  Temporary Notes.

(a)                        Until definitive certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

(b)                       Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11.  Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar, each Paying Agent and any Transfer Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent (other than the Company or a Subsidiary) and no one else shall cancel Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy or dispose of in accordance with its customary procedures canceled Notes (subject to the record retention requirement of the Exchange Act).  Certification of the destruction or disposition of all canceled Notes shall be delivered to the Company.  The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12.  Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof.  The Company will notify the Trustee as soon as practicable in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Company will fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall deliver to the Holders in accordance with Section 12.02 hereof a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13.  Further Issues.

(a)                        Subject to compliance with Section 4.09 hereof, the Company may from time to time issue Additional Notes ranking pari passu with each of the Notes and with the same terms as to status, redemption and otherwise as such Notes (save for payment of interest accruing prior to the issue date of such Additional Notes or for the first payment of interest following the issue date of such Additional Notes).  The Additional Notes will be consolidated and treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase, with the Original Notes.

(b)                       Whenever it is proposed to create and issue any Additional Notes, the Company shall give to the Trustee not less than 14 days’ notice in writing of its intention so to do stating the amount of Additional Notes proposed to be created and issued.

(c)                        Any issue of Additional Notes that is to utilize the same “ISIN”, “Common Code”, or “CUSIP” number as a Note already issued hereunder shall be effected in a manner and under circumstances whereby the issue of Additional Notes is treated as a “qualified reopening” (within the meaning of US Treas. Reg. §1.1275-2(k)(3), or any successor provision, all as in effect at the time of the further issue) of the issue of Notes having the shared ISIN, Common Code or CUSIP number, as the case may be.

Section 2.14.  ISIN, Common Code, or CUSIP Number.

The Company in issuing the Notes may use a “ISIN”, “Common Code”, or “CUSIP” number and, if so, such ISIN, Common Code, or CUSIP number shall be included in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the ISIN, Common Code, or CUSIP number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes.  The Company will promptly notify the Trustee of any change in the ISIN, Common Code, or CUSIP number.

Section 2.15.  Fees, Duties and Taxes.

The Company and its successors will pay all stamp, transfer, court, or documentary taxes or any other excise or property taxes, charges or similar taxes which arise from the issue, execution and delivery or registration of the Notes, this Indenture and the initial resale of the Notes by the initial purchasers and the enforcement of the Indenture, the Notes, and/or any related agreement.  This Section 2.15 shall survive the termination, defeasance or discharge of this Indenture.

Section 2.16.  No Duty to Monitor Compliance with Transfer Restrictions.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or owners of Book-Entry Interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

ARTICLE 3

REDEMPTION AND REPAYMENT

Section 3.01.  Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 or Section 3.08 hereof, it will furnish to the Trustee an Officers’ Certificate (in addition, in the case of a redemption pursuant to Section 3.08, the Officers’ Certificate and Opinion of Counsel required by Section 3.08) at least 10 days before the date notice is mailed to Holders of the Notes pursuant to Section 3.03 unless the Trustee consents to a shorter period, setting forth:

(1)                        the clause of this Indenture pursuant to which the redemption shall occur;

(2)                        the redemption date;

(3)                        the principal amount of Notes to be redeemed;

(4)                        the redemption price; and

(5)                        in connection with a redemption under Section 3.07(a), that such redemption will comply with the provisions thereof.

Section 3.02.  Selection of Notes to be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis, unless such method is impractical in the reasonable opinion of the Trustee, then by lot or by such method as the Trustee shall deem fair and appropriate, provided that in connection with a purchase arising from an Asset Sale such selection shall be made on a pro rata basis pursuant to Section 4.10.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.  Notes and portions of Notes selected will be in amounts of $1,000 or whole multiples of $1,000.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03.  Notice of Redemption.  At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or Article 11 of this Indenture.

The notice will identify the Notes to be redeemed and will state:

(1)                        the redemption date;

(2)                        the redemption price, including the portion thereof representing any accrued interest;

(3)                        if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)                        the name and address of the Paying Agent;

(5)                        that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)                        that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)                        the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)                        that no representation is made as to the correctness or accuracy of the ISIN, Common Code, or CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04.  Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may not be conditional.

Section 3.05.  Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase price date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Special Interest, if any, on all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Special Interest, if any, on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  Upon surrender of any Notes for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Company at the redemption price, together with accrued interest, if any, to the redemption date; provided that installments of interest whose Stated Maturity is on or prior to the redemption date shall be payable to the Holders registered as such at the close of business on the relevant regular record date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06.  Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07.  Optional Redemption.

(a)                        At any time prior to June 1, 2006, the Company may at its option on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 107.625% of the principal amount, plus accrued and unpaid interest, Additional Amounts, if any, and Special Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)                                      at least 65% of the aggregate principal amount of Notes issued on the date of this Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2)                                      the redemption occurs within 120 days of the date of the closing of such Equity Offering.

(b)                       On or after June 1, 2007, the Company may redeem all or a part of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, Additional Amounts, if any, and Special Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage
2007	103.813%
2008	101.906%
2009 and thereafter	100.000%

(c)                        Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

Section 3.08.  Redemption for Taxation Reasons.

The Company and its successors, if any, (each, a “Payer”) may, at its option, redeem all but not part of the Notes, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders thereof, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Special Interest and Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Payer determines in good faith that, as a result of:

(1)                                  any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Tax Jurisdiction affecting taxation which becomes effective after the issuance of the Notes on the Issue Date (or, in the case of a successor, after the date of assumption by the successor of the Company’s obligation hereunder); or

(2)                                  any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change in official position becomes effective after the issuance of the Notes on the Issue Date (or, in the case of a successor, after the date of assumption by the successor of the Company’s obligation hereunder);

the Payer is, or on the next interest payment date in respect of the Notes would be, required to pay Additional Amounts on such Notes and the Payer cannot avoid such obligation by taking reasonable measures available to it (including, for the avoidance of doubt, the appointment of a new Paying Agent in accordance with Section 2.03 hereof).

Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Payer would be obliged to make such payment of Additional Amounts or withholding if a payment were then due in respect of the Notes.  In any event, prior to the publication or mailing of any notice of redemption of the Notes, the Payer will deliver to the Trustee (a) an Officers’ Certificate stating that the obligation to pay Additional Amounts cannot be avoided by the Payer taking reasonable measures available to it and (b) an Opinion of Counsel of independent tax counsel of recognized standing to the effect that the circumstances referred to above exist and otherwise complying with Section 12.05 hereof.  The Trustee will accept such Officers’ Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

For the avoidance of doubt, the Payer will not be entitled to redeem the Notes as a consequence of the announcement or adoption of any EU Directive on the taxation of savings income relating to the proposal for a Directive on the taxation of savings income published by the ECOFIN Council on December 31, 2001 or otherwise implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000, or any law implementing or complying with, or introduced in order to conform to, any such Directive.

Section 3.09.  Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.10.  Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders of Notes, and at the Company’s option, to all holders of other Debt that is pari passu with the Notes.  The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Debt (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Debt tendered in response to the Asset Sale Offer.  Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, Additional Amounts and Special Interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee.  The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The notice, which will govern the terms of the Asset Sale Offer, will state:

(1)                                  that the Asset Sale Offer is being made pursuant to this Section 3.10 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2)                                  the Offer Amount, the purchase price and the Purchase Date;

(3)                                  that any Note not tendered or accepted for payment will continue to accrue interest;

(4)                                  that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5)                                  that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

(6)                                  that Holders electing to have a Note purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(7)                                  that Holders will be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)                                  that, if the aggregate principal amount of Notes and other pari passu Debt surrendered by Holders exceeds the Offer Amount, the Company will select the Notes and other pari passu Debt to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Debt surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

(9)                                  that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.10.  The Company, the depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01.  Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, interest,  Additional Amounts, if any, and Special Interest, if any, on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, interest, Additional Amounts, if any, and Special Interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. New York City time on the due date, or such other earlier time as may be agreed between the Paying Agent and the Company, money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any, then due.  The Company will pay all Special Interest, if any, in the same manner, at the same times and to the same Persons as ordinary interest.

The Company shall pay interest (including post-petition interest in any proceeding under any Insolvency Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Insolvency Law) on overdue installments of interest, Additional Amounts, if any, and Special Interest, if any (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02.  Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes.  The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03.  Reports.

(a)                        Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will file with the SEC (and make available to the Trustee and to the Holders of Notes (without exhibits) without cost to any of these, within 15 days after filing them with the SEC);

(1)                                  within six months after the end of each fiscal year, annual reports on Form 20-F, or any successor form containing the information required to be contained therein, or required in such successor form and including, to the extent permitted under applicable law and SEC regulations, a U.S. GAAP reconciliation in substantially the form set out in the Form 20-F of the Company for the year ended December 31, 2001; provided that such reconciliation shall be made to U.S. GAAP as in effect on the date of such report or financial information;

(2)                                  within 120 days after the end of each fiscal year, reports on Form 6-K, or any successor form, attaching (a) audited consolidated financial statements for the Company for such fiscal year (and for the prior two years), in each case prepared in accordance with French GAAP including, to the extent permitted under applicable law and SEC regulations, a U.S. GAAP reconciliation in substantially the form set out in the Form 20-F of the Company for the year ended December 31, 2001, and (b) the information relating to the Company described in Item 5 of Form 20-F (i.e., Operating and Financial Review and Prospects (or Management’s Discussion and Analysis of Financial Condition and Results of Operations));

(3)                                  within 75 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K, or any successor form, attaching (a) unaudited consolidated financial statements (including a consolidated statement of income, consolidated balance sheet and consolidated statement of cash flows) for the Company for such period (and, beginning with the fiscal quarter ending June 30, 2004, the comparable period reported in the prior year), in each case, prepared in accordance with French GAAP (as in effect on the date of such report or financial information) including, to the extent permitted under applicable law and SEC regulations a U.S. GAAP reconciliation in substantially the form set out in the Form 6-K of the Company  for the 6-month period ended June 30, 2002; provided that such reconciliations shall be made to U.S. GAAP as in effect on the date of such report or financial information and (b) information relating to the Company described in Item 5 of Form 20-F (i.e., Operating and Financial Review and Prospects (or Management’s Discussion and Analysis of Financial Condition and Results of Operations)) in a similar manner to, and to the extent included in, the Form 6-K of the Company for the 6-month period ended June 30, 2002;

(4)                                  promptly, from time to time, after the occurrence of any event required to be therein reported, other reports on Form 6-K or any successor form; and

(5)                                  promptly, from time to time, all other information that would be required to be contained in a report on Form 8-K (as such form is in effect on the Issue Date of the Notes) if the Company  were required to file such reports (and such information may be provided in a report on Form 6-K); provided, however, that the Company shall not be required to file a report on Form 6-K or 8-K pursuant to this clause (5) if the information or event that gave rise to the obligation to file such report is disclosed in a report referred to in clause (1), (2), (3) or (4) above which is filed within 30 days of the date on which a report would otherwise have been required to be filed pursuant to this clause (5);

provided that the Company shall not be obliged to file any reports referred to in clauses (1) through (5) above with the SEC if the SEC does not permit such filing, in which event the Company  will provide such information to the Trustee and Holders of the Notes, in each case within 15 days after the time the Company would have been required to file such information with the SEC pursuant to the foregoing.

In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.  The Company will at all times comply with TIA § 314(a).

(b)                       For so long as any Notes remain outstanding and during any period during which the Company is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), the Company will furnish to Holders of the Notes and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c)                        So long as the Notes are listed on the Luxembourg Stock Exchange, copies of the information and reports referred to in clauses (a)(1) through (5) will be available during normal business hours at the offices of the Paying Agent in Luxembourg.

Section 4.04.  Compliance Certificate.

(a)                        The Company and each Subsidiary Guarantor (to the extent that such Subsidiary Guarantor is so required under the TIA) shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant and condition contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b)                       So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05.  Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06.  Stay, Extension and Usury Laws.

The Company and each Subsidiary Guarantor covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and such Subsidiary Guarantor (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.  Restricted Payments.

(a)                        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)                                  declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such, other than:

(x)                                   dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company; or

(y)                                 dividends or distributions by a Restricted Subsidiary on any class of its Capital Stock so long as, in the case of any dividend or distribution by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or another Restricted Subsidiary of the Company, as the case may be, receives at least its pro rata share of such dividend or distribution (based on its ownership of the relevant class of Capital Stock);

(2)                                  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3)                                  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt, except a payment of interest or principal at the Stated Maturity thereof (other than (x) intercompany Debt permitted under Section 4.09(b)(7) hereof and (y) the purchase, repurchase or other acquisition of such subordinated Debt purchased in anticipation of satisfying a payment of principal at the Stated Maturity thereof, in each case within one year of such Stated Maturity); or

(4)                                  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)                                  no Default or Event of Default has occurred and is continuing;

(2)                                  the Company could incur at least €1.00 of additional Debt pursuant to Section 4.09(a)) hereof; and

(3)                                  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and (8) of Section 4.07(b) hereof), is less than the sum, without duplication, of:

(A)                              50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Original Notes are issued to the end of the Company’s most recently ended fiscal quarter for which financial statements are publicly available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)                                100% of the aggregate net cash proceeds received by the Company since the date of this Indenture (i) as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or (ii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company upon conversion into or exchange for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(C)                                100% of the fair market value as of the date of issuance of any Equity Interests (other than Disqualified Stock) issued by the Company as consideration for the purchase by the Company or any of its Restricted Subsidiaries of all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under this Indenture), plus

(D)                               to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(E)                                 to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

(b)                       The provisions of Section 4.07(a) will not prohibit:

(1)                                  the payment of any dividend within five months after the date on which a dividend is publicly announced by the Board of Directors of the Company, if at the date of announcement the dividend payment would have complied with the provisions of this Indenture;

(2)                                  the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Debt of the Company or any Restricted Subsidiary or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from Section 4.07(a)(3)(B) hereof;

(3)                                  the defeasance, redemption, repurchase or other acquisition of Subordinated Debt of the Company or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Debt;

(4)                                  so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company from employees, former employees, directors or former directors of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of the employment of such employees or former employees or termination of the term of such director or former director; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed €3 million in any twelve-month period;

(5)                                  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with Section 4.09 hereof to the extent such dividends are included in the definition of Fixed Charges;

(6)                                  so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends to holders of the Company’s common stock in respect of the fiscal year ended December 31, 2002; provided that any such dividends paid pursuant to this clause (6) shall not exceed the amount publicly announced by the Company’s Board of Directors on February 5, 2003;

(7)                                  payment of any Receivables Fees; or

(8)                                  so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (8), not to exceed €40 million, with no more than €20 million to be paid in any one fiscal year.

(c)                        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 will be determined in good faith (a) in the case of assets or securities valued at more than €10 million and less than or equal to €50 million, by a Senior Financial Officer of the Company and set forth in a certificate to the Trustee from such Officer, and (b) in the case of assets or securities valued at more than €50 million, by the Company’s Board of Directors (whose resolution with respect thereto will be final and binding) and set forth in an Officers’ Certificate delivered to the Trustee.

Section 4.08.  Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)                        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)                                  pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries;

(2)                                  make loans or advances to the Company or any of its Restricted Subsidiaries or to make required payments in respect thereof; or

(3)                                  transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)                       The restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1)                                  agreements in effect on the date of this Indenture, including the Credit Facilities, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements and any new agreements, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or new agreements, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in agreements in place on the date of this Indenture;

(2)                                  (A) this Indenture, the Euro Notes Indenture and the Senior Subordinated Notes Indentures; (B) the Original Notes and any Exchange Notes with respect thereto; (C) the Euro Notes and any Euro Exchange Notes; (D) the Senior Subordinated Notes and any Senior Subordinated Exchange Notes; and (E) any Guarantee by a Subsidiary Guarantor of any such note referred to under clause (B), (C) or (D) of this clause (2);

(3)                                  any applicable law, rule, regulation or order;

(4)                                  any instrument governing Debt or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments, provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than the encumbrances or restrictions contained in instruments in effect on the date of acquisition;

(5)                                  customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business and consistent with past practices;

(6)                                  purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in Section 4.08(a)(3) hereof;

(7)                                  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)                                  Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt, taken as a whole, are not materially more restrictive than those contained in the agreements governing the Debt being refinanced;

(9)                                  Liens securing Debt otherwise permitted to be incurred under the provisions of Section 4.12 or 4.16 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)                            customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)                            restrictions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business; and

(12)                            restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors, are necessary or advisable to effect such Receivables Facility.

Section 4.09.  Incurrence of Debt and Issuance of Preferred Stock.

(a)                        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Debt (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (1) the Company may incur Debt (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements are publicly available immediately preceding the date on which such additional Debt is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Debt had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period, and (2) at any time when a Restricted Subsidiary is a Subsidiary Guarantor that has Guaranteed Debt of the Company, any incurrence of Debt by the Company permitted by the preceding clause (1) may be incurred by any such Subsidiary Guarantor.

(b)                       The provisions of Section 4.09(a) will not prohibit the incurrence of any of the following items of Debt, Disqualified Stock or preferred stock, as applicable (collectively, “Permitted Debt”):

(1)                                  the incurrence by the Company or any of its Restricted Subsidiaries (and the Guarantee thereof by any Restricted Subsidiary or the Company, as applicable) of Debt and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Restricted Subsidiaries thereunder), not to exceed €1.3 billion, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of issuance of the Notes to repay any Debt under the Credit Facilities pursuant to Section 4.10(b);

(2)                                  the incurrence by the Company and its Restricted Subsidiaries of the Existing Debt;

(3)                                  the incurrence by the Company, and the Guarantee of any Subsidiary Guarantor, of Debt represented by (A) the Original Notes and any Exchange Notes with respect thereto; (B) the Euro Notes and any Euro Exchange Notes; and (C) the Senior Subordinated Notes and any Senior Subordinated Exchange Notes;

(4)                                  the incurrence by the Company or any of its Restricted Subsidiaries of Debt represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment (whether through the direct purchase of assets or through the purchase of the Capital Stock of any Person owning such assets) used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Debt incurred to refund, refinance or replace any Debt incurred pursuant to this clause (4), not to exceed 5% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries;

(5)                                  the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Debt (other than intercompany Debt) that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (2), (3), (4), (5) or (14) of this Section 4.09(b);

(6)                                  the incurrence by the Company or any of its Restricted Subsidiaries of obligations with respect to letters of credit securing obligations entered into in the ordinary course of business to the extent such letters of credit are not drawn upon or, if drawn upon, such drawing is reimbursed within five Business Days following receipt of a demand for reimbursement;

(7)                                  the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Debt between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A)                              if the Company or a Subsidiary Guarantor is the obligor on such Debt, such Debt must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes or the Guarantee of the Subsidiary Guarantor, as the case may be; and

(B)(i)                     any subsequent issuance or transfer of Equity Interests that results in any such Debt being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Debt to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Debt by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)                                  the issuance of shares of preferred stock by a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which, in either case, results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock that was not permitted by this clause (8);

(9)                                  the incurrence by the Company or any of its Restricted Subsidiaries of:

(A)                              Hedging Obligations incurred in the ordinary course of business and not for speculative purposes; and

(B)                                Debt in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(10)                            the Guarantee by the Company or any of its Restricted Subsidiaries of Debt of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09;

(11)                            the incurrence by the Company or any of its Restricted Subsidiaries of Debt represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, environmental remediation or other environmental matters or payment obligations in connection with self-insurance or similar requirements, in each case to the extent arising in the ordinary course of business;

(12)                            the incurrence by the Company or a Restricted Subsidiary of Debt to the extent the net proceeds thereof are promptly deposited to defease Notes as described in Article 8 hereof;

(13)                            the incurrence by the Company or any of its Restricted Subsidiaries of Debt arising from the honoring by a bank or other financial institution of a check, draft or similar institution inadvertently drawn against insufficient funds in the ordinary course of business provided such Debt is extinguished within 10 days of occurrence; and

(14)                            the incurrence by the Company or any of its Restricted Subsidiaries of additional Debt or the issuance of Disqualified Stock by the Company or preferred stock by any Restricted Subsidiary in an aggregate principal amount or liquidation preference (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Debt incurred to refund, refinance or replace any Debt incurred pursuant to this clause (14), not to exceed €125 million.

(c)                        For purposes of determining compliance with this Section 4.09:

(1)                                  in the event that an item of proposed Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) of Section 4.09(b), or is entitled to be incurred pursuant to Section 4.09(a) hereof, the

Company will be permitted to classify such item of Debt on the date of its incurrence, or, subject to Section 4.09(c)(2) below, later reclassify all or a portion of such item of Debt, in any manner that complies with this Section 4.09;

(2)                                  Debt under Credit Facilities outstanding on the date of this Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and the Company shall not be permitted to reclassify any portion of such Debt thereafter;

(3)                                  the outstanding principal amount of any particular Debt shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Debt shall not be double counted;

(4)                                  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Debt in the form of additional Debt with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Debt or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(5)                                  for purposes of determining compliance with any euro-denominated restriction on the incurrence of Debt, the euro-equivalent principal amount of Debt denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt is incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is incurred to refinance other Debt denominated in a non-euro currency, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced.  The principal amount of any Debt incurred to refinance other Debt, if incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Debt is denominated that is in effect on the date of such refinancing; and

(6)                                  the maximum amount of Debt that the Company or a Restricted Subsidiary may incur pursuant to this Section 4.09 will not be deemed to be exceeded, with respect to any outstanding Debt, due solely to the result of fluctuations in the exchange rates of currencies.

Section 4.10.  Asset Sales.

(a)                        The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)                                  the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of, with such fair market value being determined in good faith (a) in the case of Asset Sales for aggregate consideration less than or equal to €50 million, by a Senior Financial Officer of the Company; and (b) in the case of Asset Sales for aggregate consideration in excess of €50 million, by the Company’s Board of Directors; and

(2)                                  at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Replacement Assets, or a combination of both, provided, however, that such percentage in respect of a particular Asset Sale may be less than 75% so long as at least 75% of the consideration received in such Asset Sale by the Company or such Restricted Subsidiary, when taken together with the aggregate consideration received by the Company and its Restricted Subsidiaries with respect to all other Asset Sales during (A) the twelve-month period immediately preceding the date of such Asset Sale or (B) if shorter, the period beginning on the Issue Date and ending on the date of the Asset Sale, is in the form of cash or Replacement Assets, or a combination of both.  For purposes of this provision, each of the following will be deemed to be cash:

(i)                                     any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Restricted Subsidiary from further liability or with respect to which the transferee has granted a full and complete indemnity to the Company or such Restricted Subsidiary;

(ii)                                  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion, within 180 days after receipt; and

(iii)                               Cash Equivalents.

(b)                       Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply such Net Proceeds:

(1)                                  to repay (or repurchase) any Debt of the Company or a Restricted Subsidiary other than Subordinated Debt;

(2)                                  to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under this Indenture);

(3)                                  to make a capital expenditure; or

(4)                                  to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any such Net Proceeds, the Company and any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds €30 million, the Company will, within 30 days, make an Asset Sale Offer to all Holders of Notes and, at the Company’s option, to all holders of other Debt that is pari passu with the Notes, in accordance with Section 3.10 hereof, to purchase the maximum principal amount of Notes and such other pari passu Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes being repurchased plus accrued and unpaid interest and Special Interest and Additional Amounts, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated by the Company to the Notes and such other pari passu Debt on a pro rata basis (based upon the respective principal amounts of the Notes and such other pari passu Debt tendered into such Asset Sale Offer) and the portion of each Note to be purchased will be thereafter determined on a pro rata basis among the holders of such Notes with appropriate adjustments such that the Notes may only be purchased in integral multiples of $1,000, as applicable.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.10 or 4.10 of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under those provisions of this Indenture by virtue of such conflict.

Section 4.11.  Transactions with Affiliates.

(a)                        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)                                  the Affiliate Transaction is on terms, when taken as a whole, that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)                                  the Company delivers to the Trustee:

(A)                              with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €10 million and less than or equal to €50 million, a certificate of a Senior Financial Officer of the Company and one member of the executive committee of the Board of Directors of the Company other than such Senior Financial Officer certifying that such Affiliate Transaction complies with this Section 4.11; and

(B)                                with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €50 million, (i) a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (ii) an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing.

(b)                       The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(1)                                  any employment, compensation, benefit or indemnification agreement or arrangement (and any payments or other transactions pursuant thereto) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business with an officer, employee or director and any transactions pursuant to stock option plans, stock ownership plans and employee benefit plans or arrangements;

(2)                                  transactions between or among the Company and/or its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of any such transaction);

(3)                                  payment of reasonable fees to directors who are not otherwise employees of the Company;

(4)                                  Restricted Payments that are permitted by Section 4.07 hereof;

(5)                                  loans or advances to employees or consultants in the ordinary course of business of the Company or its Restricted Subsidiaries;

(6)                                  sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(7)                                  purchases from and sales to joint venture entities existing on the Issue Date of chemicals and products in the ordinary course of business, so long as such purchases and sales are on terms which, taken as a whole, are no less favorable to the Company or the Relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(8)                                  transactions pursuant to or contemplated by any agreement of the Company or any Restricted Subsidiary as in effect as of the Issue Date or any amendment thereto or any replacement agreement so long as any such amendment or replacement agreement, taken as a whole, is not materially more disadvantageous to the Holders than the original agreement as in effect on the Issue Date.

Section 4.12.  Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any asset now owned or hereafter acquired to secure Debt, Attributable Debt or other obligations, unless all payments due under this Indenture and the Notes or any Subsidiary Guarantor’s Guarantee of the Notes, as the case may be, are secured on an equal and ratable basis with (or prior to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Section 4.13.  Business Activities.

The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14.  Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)                                  its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; and

(2)                                  the material rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries;

provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.15.  Offer to Repurchase Upon Change of Control.

(a)                        Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of each Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, Special Interest, if any, and Additional Amounts, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control (except that in the case of a Change of Control pursuant to clause (4) of the definition of Change of Control such period will be 60 days), the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1)                                  that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase;

(2)                                  the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)                                  that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)                                  that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)                                  that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, to the Paying Agent at the address specified in the notice or, if and for so long as the Notes are listed on the Luxembourg Stock Exchange, the Paying Agent located in Luxembourg, prior to the close of business on the third Business Day preceding the Change of Control Payment Date; provided, however, that in relation to any Book Entry Interest, a holder of such Book Entry Interests may exercise its option to have such Book Entry Interest purchased through the facilities of the Depositary, subject to its rules and regulations;

(6)                                  that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes if the Paying Agent receives, not later than the close of business on the last Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7)                                  if applicable, that a Holder whose Definitive Registered Notes are being purchased in part will be issued new Definitive Registered Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

If and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the Company will publish a copy of such notice in a leading newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations, including any securities laws of Luxembourg, to the extent those laws and regulations are applicable in connection with the repurchase of the

Notes as a result of a Change in Control.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 4.15 of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such conflict.

(b)                       On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)                                  accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)                                  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)                                  deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple thereof.  The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date and send a copy of such announcement to the Luxembourg Stock Exchange, if and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require.

(c)                        Prior to a Suspension Event, the provisions described above in this Section 4.15 that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

(d)                       Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

(e)                        Prior to compliance with any of the provisions of this Section 4.15, the Company shall take such steps necessary in respect of other Debt agreements so that it will be able to make the Change of Control Offer required by this Section 4.15.

Section 4.16.  Limitation on Sale and Leaseback Transactions.

(a)                        Prior to a Suspension Event and at any time that a Suspension Event is not continuing, the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1)                                  the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Debt in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under Section 4.09(a) hereof and (b) incurred a Lien to secure such Debt pursuant to Section 4.12 hereof;

(2)                                  the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that Sale and Leaseback Transaction; and

(3)                                  the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.10 hereof.

(b)                       During the continuation of a Suspension Event, the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction involving any Principal Property, except for any Sale and Leaseback Transaction involving a lease not exceeding three years, unless:

(1)                                  the Company or that Restricted Subsidiary, as applicable, would be entitled to incur Debt secured by a Lien on that Principal Property without equally and ratably securing the Notes;

(2)                                  an amount equal to the Attributable Debt of the Sale and Leaseback Transaction is applied within 180 days to:

(A)                              the voluntary retirement of any of Debt of the Company or any Restricted Subsidiary maturing more than one year after the date incurred, and which is pari passu in right of payment with the Notes; or

(B)                                the purchase of other property that will constitute Principal Property having a value at least equal to the net proceeds of the sale; or

(3)                                  the Company or that Restricted Subsidiary, as applicable, delivers to the Trustee for cancellation Notes in an aggregate principal amount at least equal to the net proceeds of the sale.

(c)                        Notwithstanding anything to the contrary in this Section 4.16, after a Suspension Event, the Company may enter into Sale and Leaseback Transactions that would not otherwise be permitted under the limitations described in Section 4.16(b) above, provided that the sum of the aggregate amount of all Debt of the Company and its Restricted Subsidiaries that is secured by Liens on any properties or assets of the Company and any Restricted Subsidiaries (other than (1) Debt secured solely by Permitted Liens, (2) Debt that is secured equally and ratably with (or on a basis subordinated to) the Notes and (3) the Notes) and the aggregate amount of all Attributable Debt of the Company and its Restricted Subsidiaries with respect to all Sale and Leaseback Transactions outstanding at such time (other than Sale and Leaseback Transactions permitted by Section 4.16(b) above), would not exceed 5.0% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries.

Section 4.17.  Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.18.  Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07(a) hereof or Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Section 4.19.  [Reserved].

Section 4.20.  Additional Amounts.

All payments made by a Payer on the Notes will be made without withholding or deduction for, or on account of, any taxes, assessments or other governmental charges unless the withholding or deduction of such taxes is then required by law. If any deduction or withholding for, or on account of, any taxes, assessments or other governmental charges imposed by (1) the jurisdiction where such Payer is organized or otherwise considered to be a resident for tax purposes, (2) any jurisdiction from or through which the Payer makes a payment on the Notes or (3) any political subdivision or governmental authority of any of the foregoing having the power to tax (the “Relevant Tax Jurisdiction”) will at any time be required in respect of any payments under the Notes, the Payer will pay (to the extent lawful) to each Holder of a Note such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts paid to such Holder will be not less than the amounts which such Holder would have received in respect of such payments in the absence of such withholding or deduction; provided, that the Payer will not be required to make any payment of Additional Amounts for or on account of:

(1)                                  any tax, assessment or other governmental charge which would not have been imposed but for (a) the existence of any present or former connection between such Holder or beneficial owner and the Relevant Tax Jurisdiction, including such Holder or beneficial owner being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein, but excluding, in each case, any connection arising solely from the acquisition, ownership or disposition of such Notes or the receipt of any payment in respect thereof or the exercise or enforcement of any rights under the Indenture or the Notes or (b) the presentation of a Note (where presentation is required) for payment on a date more than 30 days after (i) the date on which such payment became due and payable or (ii) the date on which payment thereof is duly provided for, whichever occurs later;

(2)                                  any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or other similar governmental charge;

(3)                                  any tax, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payment of (or in respect of) principal, premium or interest on the Notes;

(4)                                  any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note to comply with a written request of the Payer addressed or otherwise provided to the Holder (and made at a time which would enable the Holder and/or beneficial owner acting reasonably to comply with that request) to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner, or to make any declaration or similar claim relating to such matters, which is required by a statute, regulation or administrative practice of the Relevant Tax Jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(5)                                  except in the case of the liquidation, dissolution or other winding-up of the Payer, any tax, assessment or other governmental charge which would not have been imposed but for the presentation of a Note for payment (where presentation is required) in the Relevant Taxing Jurisdiction (unless by reason of the Payer’s actions, presentment could not have been made elsewhere);

(6)                                  any tax, assessment or other governmental charge which is imposed on a payment to an individual and is required to be made pursuant to any EU Directive on the taxation of savings income relating to the proposal for a Directive on the taxation of savings income published by the ECOFIN Council on December 13, 2001 or otherwise implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 or any law implementing or complying with, or introduced in order to conform to, any such Directive;

(7)                                  any tax, assessment or other governmental charge which could have been avoided by the presentation (where presentation is required) of the relevant Note to another Paying Agent; or

(8)                                  any combination of the above.

Such Additional Amounts will also not be payable where, had the beneficial owner of a Note been a Holder, it would not have been entitled to payment of Additional Amounts by reason of clauses (1) to (8) inclusive above.

If the Payer will be obligated to pay Additional Amounts with respect to any payment made on the Notes, the Payer will provide the Trustee and the Principal Paying Agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Payer shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Payer will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

Upon request, the Payer will use all reasonable efforts to provide the Trustee with the official acknowledgement of the Relevant Tax Jurisdiction (or a certified copy thereof) evidencing the payment of the withholding taxes by the Payer. Copies of such documentation will be made available to the Holders or the Paying Agents, as applicable, upon written request therefor.

The Payer will pay all stamp, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or taxes which arise from the execution, delivery or registration of the Notes, the initial resale thereof by the Initial Purchasers and the enforcement of this Indenture, the Notes and/or any related agreement following the occurrence of an Event of Default.

All references in this Indenture to payment of principal, premium, interest and Special Interest on the Notes shall be deemed to include Additional Amounts payable by the Payer in respect of such principal, premium and such interest.

Section 4.21.  Limitations on Issuances of Guarantees of Debt.

(a)                        The Company will not permit any Restricted Subsidiary to, directly or indirectly, Guarantee any Debt of the Company (other than the granting by such Restricted Subsidiary of a Permitted Lien under circumstances which do not otherwise constitute the Guarantee of Debt of the Company) unless such Restricted Subsidiary simultaneously executes and delivers to the Trustee a supplemental indenture substantially in the form of Exhibit D hereto providing for the Guarantee of payment of the Notes by such Restricted Subsidiary which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Debt.  Upon the execution and delivery of such supplemental indenture, such Restricted Subsidiary shall become a Subsidiary Guarantor.  Each Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, illegal or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b)                       Notwithstanding the foregoing, any Guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (1) such Subsidiary ceasing to be a Restricted Subsidiary (including as a result of any sale, exchange or transfer, to any Person, of all of the Company’s Capital Stock in, or all or substantially all the assets of, such Restricted

Subsidiary) pursuant to the Indenture or (2) the release by the holders of the Debt of the Company described in paragraph (a) of this Section 4.21 of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt), at a time when (i) no other Debt of the Company has been guaranteed by such Restricted Subsidiary; or (ii) the holders of all such other Debt which is guaranteed by such Restricted Subsidiary also release their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt) and, in either such case, such Restricted Subsidiary is not obligated in respect of any Debt incurred by such Restricted Subsidiary under clause (2) of the proviso of Section 4.09(a).  This Section will not apply to any Guarantees or pledges of assets existing on the date of this Indenture.

(c)                        If and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the Company will publish notice of the release of or the granting of such Guarantee in Luxembourg in the manner described in Section 12.02 of the Indenture, send a copy of such notice to the Luxembourg Stock Exchange and, in the case of the granting of a new Guarantee, deposit a copy of such Guarantee with the Luxembourg Stock Exchange and the Paying Agent at its office in Luxembourg.

Section 4.22.  Suspension of Covenants When Notes Rated Investment Grade.

If on any date following the date of this Indenture the Notes have an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default has occurred and is continuing (a “Suspension Event”), then, beginning on that day and continuing until such time, if any, at which the Notes cease to have an Investment Grade Rating from either of the Rating Agencies, Sections 3.10, 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.15, 4.16(a), 4.17, 4.21 and Section 5.01(a)(4)) hereof shall no longer be applicable to the Notes.

Such covenants will again apply according to their terms from the first day on which a Suspension Event ceases to be in effect.  Such covenants will not, however, be of any effect with regard to actions of the Company properly taken during the continuance of the Suspension Event, and Section 4.07 will be interpreted as if it had been in effect since the date of this Indenture except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while Section 4.07 was suspended.

ARTICLE 5

SUCCESSORS

Section 5.01.  Merger, Consolidation, or Sales of Assets.

(a)                        The Company will not, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)                                  either:

(A)                              the Company is the surviving corporation; or

(B)                                the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized or existing under the laws of any state which is a member of the European Union, Canada, the United States of America or any State thereof, or the District of Columbia;

(2)                                  the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement (including the obligation to pay Additional Amounts, if any, in its Relevant Tax Jurisdiction) pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

(3)                                  immediately after such transaction, no Default or Event of Default exists; and

(4)                                  the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least €1.00 of additional Debt pursuant to Section 4.09(a) hereof.

(b)                       Notwithstanding Section 5.01(a)(4) hereof, if (1) any Restricted Subsidiary consolidates with, merges into or transfers all or substantially all of its properties and assets to the Company or to any other Restricted Subsidiary of the Company, or (2) the Company merges with an Affiliate owned 100% (other than directors’ qualifying shares) by a Parent Company of the Company organized solely for the purpose of incorporating the Company in any state which is a member of the European Union, Canada or the United States of America or any State thereof, or the District of Columbia to realize tax or other benefits so long as the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby, and so long as the Company or its successor shall not, as a result of such transaction, be required to pay Additional Amounts, then no violation of this Section 5.01 shall be deemed to have occurred, as long as the requirements of clauses (1), (2) and (3) of Section 5.01(a) are satisfied.

(c)                        The Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.  Except for Section 5.01(a)(1)(B) hereof, this Section 5.01 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Section 5.02.  Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01.  Events of Default.

(a)                        Each of the following is an “Event of Default”:

(1)                                  default for 30 days in the payment when due of interest on, or Additional Amounts or Special Interest with respect to, the Notes;

(2)                                  default in the payment when due of the principal of, or premium, if any, on the Notes;

(3)                                  the Company or any of its Restricted Subsidiaries fails to comply with the provisions of Section 4.15 or 5.01 hereof;

(4)                                  failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding (a copy of which notice from the Holders shall be delivered to the Trustee) to comply with any of the other agreements in the Indenture;

(5)                                  a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), whether such Debt or guarantee now exists, or is created after the date of this Indenture, if that default:

(A)                              is caused by a failure to pay principal of, or interest or premium, if any, on such Debt after the expiration of the grace period provided in such Debt on the date of such default (a “Payment Default”); or

(B)                                results in the acceleration of such Debt prior to its express maturity,

and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates €35 million or more and has not been discharged in full or such acceleration rescinded or annulled within 20 days of such Payment Default or acceleration;

(6)                                  failure by the Company or any of its Significant Subsidiaries to pay final, non-appealable judgments aggregating in excess of €35 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)                                  any Guarantee of the Notes required by the Indenture ceases to be in full force and effect (except as contemplated by the terms thereof) or any Subsidiary Guarantor or Person acting by or on behalf of such Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under such Guarantee and such Default continues for 30 days after receipt of the notice specified in Section 6.01(b) of this Indenture;

(8)                                  (A)  The Company or any Significant Subsidiary stops or suspends, or threatens or announces an intention to stop or suspend, payment of its debts;

(B)                                The Company or any Significant Subsidiary is, for the purpose of any applicable law, deemed to be unable, or admits its inability, to pay its debts as they fall due (state of “cessation des paiements”) or becomes insolvent (on a going concern or balance sheet basis) or a moratorium is declared in relation to any of its debt;

(C)                                Any order is made, any resolution is passed or any other action is taken with the view of the declaration of suspension of payments (déclaration de cessation des paiements), protection from creditors or bankruptcy of the Company or any Significant Subsidiary;

(9)                                  (A)  A judicial administrator or liquidator (administrateur judiciaire or liquidateur judiciaire), or any similar officer is appointed over or in relation to, all or any part of the assets of the Company or any Significant Subsidiary;

(B)                                A petition is presented or an application is made whether by the Company or any Significant Subsidiary or by any other Person (including a creditor or the public prosecutor) for the purpose of commencing reorganisation or liquidation proceedings (procédure de redressement ou de liquidation judiciaire) against the Company or any Significant Subsidiary or appointing a judicial administrator or liquidator (administrateur judiciaire or liquidateur judiciaire) or any other similar officer of, or for the making of an administration order in relation to the Company or any

Significant Subsidiary and such petition or application, if it was made by a Person other than the Company or such Significant Subsidiary, is not withdrawn or discharged within 40 days.

(C)                                The Company or any Significant Subsidiary incorporated in France is the object of a judgement declaring its reorganisation or liquidation (redressement judiciaire or liquidation judiciaire) or is subject to a plan for the transfer of the whole or any material part of its business;

(10)                            The Company or any Significant Subsidiary incorporated in France enters into a règlement amiable (amicable settlement of its debts) within the meaning of Article L. 611-3 of the French Commercial Code;

(11)                            (A)  Any meeting of the Company or a Significant Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its dissolution or the Company or any Significant Subsidiary passes such a resolution;

(B)                                A petition is presented for the dissolution of the Company or any Significant Subsidiary or an order is made for the dissolution of the Company or any Significant Subsidiary; or

(12)                            There occurs in relation to the Company or any Significant Subsidiary or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject any event corresponding in that country or territory with any of those mentioned in clauses (8) through (11) (inclusive) of this Section 6.01.

(b)                       A Default under clause (4) or (7) above will not be an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.  Such notice must specify the Default and state that it is a “Notice of Default”.  Any such notice given by Holders shall also be given to the Trustee.

Section 6.02.  Acceleration.

In the case of an Event of Default specified in clause (8) through (12) of Section 6.01(a) hereof, with respect to the Company or any of its Significant Subsidiaries, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal amount shall become immediately due and payable.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, Additional Amounts, Special

Interest or premium that has become due solely because of the acceleration) have been cured or waived.

Section 6.03.  Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue, in its own name or as trustee of an express trust, any available remedy to collect the payment of principal, premium, Additional Amounts and Special Interest, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All rights and remedies of the Trustee or the Holders are cumulative to the extent permitted by law and may be exercised from time to time.

Section 6.04.  Waiver of Past Defaults.

Except as otherwise provided in Section 6.02, 6.07 and 9.02, Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, Additional Amounts and Special Interest, if any, or interest on, the Notes.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.  Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06.  Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(1)                                  the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(2)                                  the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)                                  such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense to be incurred in compliance with such request;

(4)                                  the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(5)                                  during such 60-day period, the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07.  Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, Additional Amounts, if any, and Special Interest, if any, and interest on the Note, on or after the respective due dates expressed or provided for in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08.  Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, Additional Amounts, if any, and Special Interest, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09.  Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding out of such estate whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.  Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:                                           to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:                             to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, Additional Amounts and Special Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, Additional Amounts and Special Interest, if any and interest, respectively; and

Third:                                       to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11.  Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Section 6.12.  Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under the Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Company, the Trustee and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, the Trustee and the Holders will continue as though no such proceeding has been instituted.

ARTICLE 7

TRUSTEE

Section 7.01.  Duties of Trustee.

(a)                        If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)                       Except during the continuance of an Event of Default:

(1)                        the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)                        in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, with respect to certificates or opinions specifically required to be furnished to it hereunder, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)                        The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)                        this paragraph does not limit the effect of paragraph (b) (1) of this Section 7.01;

(2)                        the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)                        the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)                       Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)                        No provision of this Indenture will require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

(f)                          The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02.  Rights of Trustee.

(a)                        In the absence of bad faith on its part, the Trustee may conclusively rely upon any document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person.  Subject to paragraph (b)(2) of Section 7.01 above, the Trustee need not investigate any fact or matter stated in the document.

(b)                       Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both covering such matters as it shall reasonably request.  The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)                        The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)                       The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)                        Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company  and any resolution of the Board of Directors of any Person shall be sufficiently evidenced if certified by the Secretary or Assistant Secretary or other appropriate officer thereof to have been duly adopted and to be in full force and effect.

(f)                          The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Section 7.03.  Individual Rights Of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest within the meaning of TIA §310(b) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.  In determining whether the Trustee has a conflicting interest as defined in TIA Section 310(b), the Euro Notes Indenture shall be excluded from the operation of TIA Section 310(b)(1).  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Section 7.10 and 7.11 hereof.

Section 7.04.  Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05.  Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium, Additional Amounts or Special Interest, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.  The Trustee shall not be charged with notice or knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee shall have actual knowledge thereof or the Trustee shall have received written notice thereof in accordance with Section 12.02 from the Company, a Subsidiary Guarantor or the Holders of at least 25% in principal amount of the Notes.

Section 7.06.  Reports by Trustee to Holders of the Notes.

(a)                        Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also will comply with TIA § 313(b)(2).  The Trustee will also transmit by mail all reports as required by TIA § 313(c).

(b)                       A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d).  The Company will promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

Section 7.07.  Compensation and Indemnity.

(a)                        The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder.  The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust.  The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)                       The Company and any Subsidiary Guarantor, jointly and severally, will indemnify the Trustee against any and all losses, claims, damages, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and any Subsidiary Guarantor (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, any Subsidiary Guarantor or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense is determined to have been caused by its own negligence or willful misconduct.  The Trustee will notify the Company and any Subsidiary Guarantor promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company or any Subsidiary Guarantor will not relieve the Company or any Subsidiary Guarantor of their obligations hereunder.  The Company and any Subsidiary Guarantor will defend the claim and the Trustee will cooperate in the defense.  The Trustee may have separate counsel and the Company and any Subsidiary Guarantor will pay the reasonable fees and expenses of such counsel.  Neither the Company nor any Subsidiary Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)                        The obligations of the Company and any Subsidiary Guarantor under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

(d)                       To secure the Company’s and any Subsidiary Guarantor’s payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien will survive the satisfaction and discharge of this Indenture.

(e)                        Without prejudice to any other rights available to the Trustee under applicable Insolvency Law, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(8), (9) or (in connection with events corresponding to the events referred to in Section 6.01(a)(8) or (9)) (12) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Insolvency Law.

(f)                          The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08.  Replacement of Trustee.

(a)                        A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)                       The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing.  The Company may remove the Trustee if:

(1)                                  the Trustee fails to comply with Section 7.10 hereof;

(2)                                  the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Insolvency Law;

(3)                                  a custodian or public officer takes charge of the Trustee or its property; or

(4)                                  the Trustee becomes incapable of acting.

(c)                        If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d)                       If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.

(e)                        If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)                          A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee will mail a notice of its succession to Holders.  The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09.  Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10.  Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $150 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.11.  Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.  Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03  hereof be applied to all outstanding Notes and each Subsidiary Guarantee upon compliance with the conditions set forth below in this Article 8.

Section 8.02.  Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each Subsidiary Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes (including each Subsidiary Guarantee) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Company and each Subsidiary Guarantor will be deemed to have paid and discharged the entire Debt represented by the outstanding Notes (including each Subsidiary Guarantee), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, each Subsidiary Guarantee and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)                                  the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, Additional Amounts and Special Interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)                                  the Company’s obligations with respect to the Notes concerning issuing Notes, registration, exchange and transfer of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)                                  the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and each Subsidiary Guarantor’s obligations in connection therewith; and

(4)                                  this Section 8.02.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03.  Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each Subsidiary Guarantor will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of its obligations under the covenants contained in Sections 3.10, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20 and 4.21 hereof and clause (4) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and each Subsidiary Guarantee, the Company and each Subsidiary Guarantor may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Subsidiary Guarantees will be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3) and 6.01(a)(4) (in each case, to the extent relating to the covenants identified above as subject to Covenant Defeasance) and Sections 6.01(a)(5), 6.01(a)(6) and 6.01(a)(7) hereof will not constitute Events of Default.

Section 8.04.  Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1)                                  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, (i) cash in United States dollars, (ii) United States dollar-denominated non-callable Government Securities which, through the payment of interest thereon and principal in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money, or (iii) a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest), in the written opinion of an internationally recognized firm of independent public accountants, to pay the principal of, premium, Additional Amounts and Special Interest, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)                                  in the case of an election under Section 8.02 hereof, the Company has delivered to the Trustee:

(a)                                  an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(i)                                     the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

(ii)                                  since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and

(b)                                 an opinion of counsel in France reasonably acceptable to the Trustee to the effect that (i) the holders of the outstanding Notes will not recognize income, gain or loss for French income tax purposes as a result of such Legal Defeasance and will be subject to French income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, and (ii) payments on the Notes will not become subject to any withholding or deduction for taxes imposed or levied by or on behalf of France or any taxing authority thereof as a result of such Legal Defeasance;

(3)                                  in the case of an election under Section 8.03 hereof, the Company has delivered to the Trustee:

(a)                                  an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(b)                                 an opinion of counsel in France reasonably acceptable to the Trustee confirming that (i) the holders of the outstanding Notes will not recognize income, gain or loss for French income tax purposes as a result of such Covenant Defeasance and will be subject to French income tax on the same amounts, in the same manner and at the same time as would have been the case if such Covenant Defeasance had not occurred, and (ii) payments on the Notes will not become subject to any withholding or deduction for taxes imposed or levied by or on behalf of France or any taxing authority thereof as a result of such Legal Defeasance;

(4)                                  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit under this Indenture);

(5)                                  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture as permitted by clause (4) above) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6)                                  the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes being defeased over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

(7)                                  the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05.  Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, Additional Amounts and Special Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or 11.01 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Subject to Sections 8.01, 8.02, 8.03 and 8.04, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 or 11.01 hereof which, in the opinion of an internationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04 or 11.01 hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance or discharge.

Section 8.06.  Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, Additional Amounts or Special Interest, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, Additional Amounts or Special Interest, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, (1) in a leading English language newspaper published in the Borough of Manhattan, City of New York or such other English language daily newspaper with general circulation in Europe or the United States, as the case may be, as the Trustee may approve and (2) for as long as the Notes are listed on the Luxembourg Stock Exchange, the Luxemburger Wort, or mail to each Holder entitled to such money notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.  It is expected that any such publication, referred to in clause (1) of the preceding sentence, will normally be made in the Financial Times and the Wall Street Journal.

Section 8.07.  Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and each Subsidiary Guarantor’s obligations under this Indenture and the Notes and any Guarantee will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, Additional Amounts or Special Interest, if any, or interest on any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.  Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, each Subsidiary Guarantor and the Trustee may amend or supplement this Indenture, any relevant Subsidiary Guarantee or the Notes without the consent of any Holder of a Note:

(1)                                  to cure any ambiguity, defect, omission or inconsistency;

(2)                                  to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article 2 hereof (including the related definitions) in a manner that does not materially adversely affect any Holder;

(3)                                  to provide for the assumption of the Company’s obligations to the Holders of the Notes by a successor to the Company pursuant to Article 5 hereof;

(4)                                  to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under this Indenture of any Holder of the Notes;

(5)                                  to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)                                  to provide for a Guarantee under Section 4.21; or

(7)                                  to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof.

Section 9.02.  With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, each Subsidiary Guarantor and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 3.10, 4.10 and 4.15 hereof) and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes (including, without limitation, Additional Notes, if any) then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, Additional Amounts or Special Interest, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, including Additional Notes, if any (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).  Sections 2.08 and 2.09 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

It is not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.  The Company will send supplemental indentures to Holders upon request.  However, without the written consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)                                  reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)                                  reduce the principal amount of or change the fixed maturity of any such Note or alter the provisions with respect to the redemption of such Notes except as provided above with respect to Section 3.10, 4.10 and 4.15 hereof;

(3)                                  reduce the rate of or change the time for payment of interest on any such Note;

(4)                                  waive a Default or Event of Default in the payment of principal of or interest or premium, Additional Amounts or Special Interest, if any, on such Notes (except a rescission of acceleration of such Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)                                  make any such Note payable in money other than that stated in such Notes;

(6)                                  make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of such Notes to receive payments of principal of, or interest or premium, Additional Amounts or Special Interest, if any, on such Notes or to institute suit for the enforcement of any such payment;

(7)                                  waive a redemption payment with respect to any such Note (other than a payment required under Section 3.10, 4.10 and 4.15 hereof); or

(8)                                  make any change in Section 6.04 or 6.07 hereof or in the foregoing amendment and waiver provisions in this Section 9.02.

Section 9.03.  Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in a amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04.  Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder unless it is the type requiring the consent of each Holder affected.  If the amendment, supplement or waiver is of the type requiring the consent of each Holder affected, the amendment, supplement or waiver will bind each Holder that has consented to it and every subsequent Holder of a Note that evidences the same debt as the Note of the consenting Holder.

Section 9.05.  Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes or the Notes of consenting Holders, as applicable, may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06.  Trustee to Sign Amendments, etc.

The Company may not sign an amendment or supplemental Indenture until its Board of Directors approves it.  Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and, if applicable, upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company and each Subsidiary Guarantor in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.  In executing any amended or supplemental indenture, the Trustee will be provided with and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Sections 7.02 and 12.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture is authorized or permitted by this Indenture.

ARTICLE 10

[RESERVED]

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01.  Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)                                  either:

(a)  all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b)  all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, (i) cash in United States dollars, (ii) United States dollar-denominated non-callable Government Securities which, through the payment of interest thereon and principal in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money, or (iii) a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, in the written opinion of an internationally recognized firm of independent public accountants, to pay and discharge the entire debt on the Notes not delivered to the Trustee for cancellation for principal, premium, Additional Amounts and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2)                                  no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3)                                  the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under this Indenture;

(4)                                  the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be; and

(5)                                  the Company has delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section, the provisions of Article 2 and Sections 4.01, 4.02, 8.06 and 11.02 will survive.  In addition, nothing in this Section 11.01 will be deemed to discharge the provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02.  Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and Additional Amounts, Special Interest and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Subsidiary Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01.  Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 12.02.  Notices.  Any notice or communication by the Company, any Subsidiary Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopy or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Subsidiary Guarantor:

Rhodia
26, quai Alphonse Le Gallo
92512 Boulogne-Billancourt Cedex
France
Telecopier No.:  33-1-5538-4400

Attention:  Chief Financial Officer

If to the Trustee:

JPMorgan Chase Bank
4 New York Plaza

New York, New York 10004
Telecopier No.:  (212) 623-6167
Attention:  Institutional Trust Services

The Company, any Subsidiary Guarantor or the Trustee, by written notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first class mail; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight courier guaranteeing next day delivery.

For so long as any Notes are represented by one or more Global Notes, all notices to Holders will be delivered to DTC for communication to entitled account holders or, alternatively, will be published in a leading English language newspaper published in the City of London and a leading English language daily newspaper published in the Borough of Manhattan, City of New York or such other English language daily newspaper with general circulation in Europe or the United States, as the case may be, as the Trustee may approve.  It is expected that any such publication will normally be made in the Financial Times and the Wall Street Journal.  If and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, all notices to Holders will also be published in the Luxemburger Wort or in another daily newspaper published in Luxembourg approved by the Trustee.

If publication as provided herein is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve.  In the case of Definitive Registered Notes, all notices to Holders will be validly given if mailed to them at their respective addresses in the Register.

Notices given by publication will be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.  Notices delivered to DTC will be deemed made on the date delivered.  Notice given by first class mail, postage prepaid, will be deemed given five calendar days after mailing.

Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose thereunder.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 12.03.  Communication by Holders of Notes With Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.04.  Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1)                                  an Officers’ Certificate in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)                                  an Opinion of Counsel in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05.  Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(1)                                  a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)                                  a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)                                  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)                                  a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.06.  Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07.  No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, this Indenture or any Guarantee of the Notes, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Section 12.08.  Legal Holidays.

In any case where any interest payment date, redemption date, Purchase Date, Change of Control Payment Date or Stated Maturity of any Note shall not be a Business Day at any place of payment, then (notwithstanding any other provision of this Indenture or of the Notes) payment of interest or principal (and premium, if any) need not be made at such place of payment on such date, but may be made on the next succeeding Business Day at such place of payment with the same force and effect as if made on the interest payment date, redemption date, Purchase Date or Change of Control Payment Date or at the Stated Maturity, provided that no interest shall accrue on the amount so payable for the period from and after such interest payment date, redemption date, Purchase Date, Change of Control Payment Date or Stated Maturity, as the case may be.

Section 12.09.  Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 12.10. Consent to Jurisdiction and Service.

The Company submits to the jurisdiction of any state or federal court located in the Borough of Manhattan, City of New York in relation to any legal action or proceeding (i) arising out of, related to or in connection with this Indenture or the Notes and (ii) arising under any U.S.

federal or state securities law.  The Company, to the fullest extent permitted by applicable law, irrevocably and fully waives the defense of an inconvenient forum to the maintenance of any such suit or proceeding, and the Company will maintain in the United States an agent for service of process in any such action or proceeding.  The Company appoints CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011 as its initial agent for service of process.

Section 12.11.  No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12.  Currency.  The U.S. dollar is the sole currency of account and payment for all sums payable by the Company and the Subsidiary Guarantors, if any, under or in connection with the Notes, including damages.  Any amount received or recovered in a currency other than the U.S. dollar (whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company, any Subsidiary Guarantor or otherwise) by any Holder of a Note or the Trustee in respect of any sum expressed to be due to it from the Company or any Subsidiary Guarantor will only constitute a discharge to the Company or the Subsidiary Guarantor to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

Section 12.13.  Currency Calculation.  Except as otherwise expressly set forth herein, for purposes of determining compliance with any euro-denominated restriction herein, the euro-equivalent amount for purposes hereof that is denominated in a non-euro currency shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro amount is incurred or made.

Section 12.14.  Information.  For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, copies of this Indenture and the Registration Rights Agreement will be made available for inspection in Luxembourg through the offices of the Paying Agent in Luxembourg.

Section 12.15.  Successors.

All agreements of the Company or any Subsidiary Guarantor in this Indenture and the Notes will bind its successors.  All agreements of the Trustee in this Indenture will bind its successors.

Section 12.16.  Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.17.  Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy will be an original, but all of them together represent the same agreement.

Section 12.18.  Table Of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

RHODIA

By:
Name:
Title:

JPMORGAN CHASE BANK,
as Trustee

By:
Name:
Title:

EXHIBIT A

CUSIP No.

Common Code No.

ISIN No.

7.625% Senior Note due 2010

No.	$

RHODIA

promises to pay to Cede & Co.

or registered assigns,

the principal sum of
                                                                                                                   [Insert in Global Notes – or such other principal sum as shall be set forth in the Schedule of Exchanges of Interests in the Global Note annexed hereto]

U.S. Dollars on June 1, 2010.

Interest Payment Dates: June 1 and December 1

Record Dates: May 15 and November 15

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

RHODIA

By:
Name: Pierre Prot
Title: Chief Financial Officer

Dated:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

JPMORGAN CHASE BANK, as Trustee

By:
Authorized Officer

[Back of Note]

7.625% Senior Note due 2010

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the French Legend]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)                                  Principal and Interest. The Company promises to pay the principal of this Note on June 1, 2010. The Company promises to pay interest on the principal amount of this Note on each interest payment date, as set forth on the face of this Note, at the rate of 7.625% per annum (subject to adjustment as provided below). Interest will be payable semiannually in arrears (to the holders of record of the Notes at the close of business on May 15 or November 15 immediately preceding the interest payment date) on each interest payment date, commencing December 1, 2003.

The Holder of this Note is entitled to the benefits of the Registration Rights Agreement and to receive Special Interest under certain circumstances as further described in the Registration Rights Agreement. Interest on this Note will accrue from the most recent date to which interest has been paid or duly provided for on this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such interest payment date) or, if no interest has been paid or duly provided for, from the Issue Date.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.  Principal, premium, if any, interest, Additional Amounts, if any, and Special Interest, if any, will be payable to the Person entitled thereto at the office or agency of the Company or Paying Agent maintained for such purpose or, at the option of the Company (in the case of interest due on an interest payment date), by check mailed to the registered address of such Person; provided, however, that payments to the Depositary will be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.  Holders must surrender Notes to a Paying Agent to collect principal payments.

The Company will pay interest on overdue principal, premium, if any, and, to the extent lawful, interest, Additional Amounts, if any, and Special Interest, if any, at a rate per annum that is 1% in excess of 7.625%.  Interest not paid when due and any interest on principal, premium, interest, Additional Amounts, if any or Special Interest, if any, not paid when due will be paid to the Persons that are Holders on a special record date, which will be the 15th day preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day.  At least 15 days before a special record date, the Company will send to each Holder and to the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid.

(2)                                  Indenture. This is one of the Notes issued under an Indenture dated as of May 28, 2003 (as amended from time to time, the “Indenture”), between the Company and JPMorgan Chase Bank, as Trustee.  Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA and those stated in the Registration Rights

Agreement.  The Notes are subject to all such terms, and Holders are referred to the Indenture, the TIA and the Registration Rights Agreement for a statement of all such terms.  To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture and the Registration Rights Agreement, the terms of the Indenture or the Registration Rights Agreement as applicable, will control.

The Notes are general unsecured obligations of the Company.  The Indenture limits the original aggregate principal amount of the Notes to $200,000,000 , but Additional Notes may be issued pursuant to the Indenture, and the originally issued Notes and all such Additional Notes vote together for all purposes as a single class.

(3)                                  Redemption and Repurchase. Discharge Prior to Redemption or Maturity. This Note is subject to optional redemption, and may be the subject of an offer to purchase, as further described in the Indenture.  There is no sinking fund or mandatory redemption applicable to this Note.

If the Company deposits with the Trustee money or Government Securities sufficient to pay the then outstanding principal of, premium, if any, and accrued interest and Additional Amounts and Special Interest, if any, on the Notes to redemption or maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under certain provisions of the Indenture.

(4)                                  Registered Form. Denominations; Transfer; Exchange. The Notes are in registered form without coupons in denominations of $1,000 principal amount and any multiple of $1,000 in excess thereof.  A Holder may transfer or exchange Notes in accordance with the Indenture.  The Transfer Agent may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  Pursuant to the Indenture, there are certain periods during which the Company will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

(5)                                  Defaults and Remedies. If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding may declare all the Notes to be due and payable.  If a bankruptcy or insolvency default with respect to the Company occurs and is continuing, the Notes automatically become due and payable.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes.  Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

(6)                                  Amendment and Waiver. Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes.  Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency.

(7)                                  Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may become an owner or pledgee of Notes, make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(8)                                  No Recourse Against Others.  A director, officer, employee, incorporator or stockholder, of the Company, as such, will not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.

(9)                                  Authentication.  This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(10)                            Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(11)                            Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes.  In addition to the rights provided to Holders of Notes under the Indenture, Holders of Notes will have all the rights set forth in the Registration Rights Agreement dated as of May 28, 2003, among the Company, and the other parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Notes will have the rights set forth in one or more registration rights agreements, if any, among the Company, and the other parties thereto, relating to rights given by the Company and to the purchasers of any Additional Notes.

(12)                            ISIN/COMMON CODE/CUSIP Numbers. The Company has caused ISIN/Common Code/CUSIP numbers to be printed on the Notes and the Trustee may use ISIN/Common Code/CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement.  Requests may be made to:

Rhodia

26, quai Alphonse Le Gallo

92512 Boulogne-Billancourt Cedex
France

Attention:  Corporate Secretary

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

ØSection 4.10                                                                                                                 ØSection 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased ($1,000 or an integral multiple thereof):

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Registrar or Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Rhodia

26, quai Alphonse Le Gallo

92512 Boulogne-Billancourt Cedex
France

BNP Paribas

787 Seventh Avenue

New York, NY 10019

U.S.A.

Re:  7.625% Senior Notes due 2010

Reference is hereby made to the Indenture, dated as of May 28, 2003 (the “Indenture”), between Rhodia, as issuer (the “Company”), and JPMorgan Chase Bank, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                            , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                       in such Note[s] or interests (the “Transfer”), to                                                       (the “Transferee”), as further specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.  ☐       Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.  ☐       Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period, (A) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser) and (B) the interest transferred will be held immediately thereafter through Euroclear or Clearstream, as Participants.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.  ☐       Check and complete if Transferee will take delivery of a beneficial interest in the  Global Note or a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S.  The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)                                  ☐  such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)                                 ☐  such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)                                  ☐  such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.  ☐       Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)  ☐     Check if Transfer is pursuant to Rule 144.  (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)  ☐     Check if Transfer is Pursuant to Regulation S.  (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)  ☐     Check if Transfer is Pursuant to Other Exemption.  (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.                                       The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)  ☐  a beneficial interest in the:

(i)                               ☐  144A Global Note (CUSIP              ), or

(ii)                            ☐  Regulation S Global Note (CUSIP              ), or

(b)  ☐  a Restricted Definitive Note.

2.                                       After the Transfer the Transferee will hold:

[CHECK ONE]

(a)  ☐  a beneficial interest in the:

(i)                               ☐  144A Global Note (CUSIP              ), or

(ii)                            ☐  Regulation S Global Note (CUSIP              ), or

(iii)                         ☐  Unrestricted Global Note (CUSIP              ); or

(b)  ☐  a Restricted Definitive Note; or

(c)  ☐  an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Rhodia

26, quai Alphonse Le Gallo

92512 Boulogne-Billancourt Cedex
France

BNP Paribas

787 Seventh Avenue

New York, NY 10019

U.S.A.

Re:  7.625% Senior Notes due 2010

(CUSIP               )

Reference is hereby made to the Indenture, dated as of May 28, 2003 (the “Indenture”), between Rhodia, as issuer (the “Company”), and JPMorgan Chase Bank, as trustee.  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                               , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                    in such Note[s] or interests (the “Exchange”).  In connection with the Exchange, the Owner hereby certifies that:

1.                                       Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)  ☐                            Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)  ☐                           Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)  ☐                            Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)  ☐                           Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note.  In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.                                       Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)  ☐                            Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note.  In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)  ☐                           Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSIDIARY GUARANTORS

SUPPLEMENTAL INDENTURE

dated as of              ,

among

Rhodia,

The Subsidiary Guarantor(s) Party Hereto

and

JPMorgan Chase Bank,
as Trustee

7.625% Dollar-denominated Senior Notes due 2010

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                        ,       , among Rhodia, a société anonyme organized under the laws of France (the “Company”), [insert each Guarantor executing this Supplemental Indenture and its jurisdiction of incorporation], a subsidiary of the Company (each an “Undersigned”) and JPMorgan Chase Bank, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee entered into the Indenture, dated as of May 28, 2003 (the “Indenture”), relating to the issuance of the Company’s 7.625% Senior Notes due 2010 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances Restricted Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to Section 4.21 of the Indenture to cause any Restricted Subsidiaries to Guarantee the payment of the Notes in accordance therewith;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.  Definitions.  Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.  Party to Indenture.  Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors.

Section 3.  The Guaranties.  Subject to the provisions of this Supplemental Indenture, each Subsidiary Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally, on an unsecured subordinated basis, the full and punctual payment (whether at Stated Maturity, upon redemption, purchase pursuant to an offer to purchase or acceleration, or otherwise) of the principal of, premium, Additional Amounts and Special Interest, if any, and interest on each Note, and the full and punctual payment of all other amounts payable by the Company under the Indenture.  Upon failure by the Company to pay punctually any such amount, each Subsidiary Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 4.  Guaranty Unconditional.  The obligations of each Subsidiary Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by

(1)                        any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise;

(2)                        any modification or amendment of or supplement to the Indenture or any Note;

(3)                        any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note;

(4)                        the existence of any claim, set-off or other rights which the Subsidiary Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(5)                        any invalidity or unenforceability relating to or against the Company for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any Note or any other amount payable by the Company under the Indenture; or

(6)                        any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Subsidiary Guarantor’s obligations hereunder.

Section 5.  Discharge; Reinstatement.  Except as otherwise provided in Section 11 hereof, each Subsidiary Guarantor’s obligations hereunder will remain in full force and effect until the principal of, premium, if any, Additional Amounts, if any, and Special Interest, if any, with respect to, and interest on the Notes and all other amounts payable by the Company under the Indenture have been paid in full.  If at any time any payment of the principal of, premium, Additional Amounts or Special Interest, if any, or interest on any Note or any other amount payable by the Company under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Subsidiary Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Section 6.  Waiver by the Guarantors.  Each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and notice with respect to the Note or the Debt evidenced thereby, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

Section 7.  Subrogation and Contribution.  Upon making any payment with respect to any obligation of the Company under this Guarantee, the Subsidiary Guarantor making such payment will be subrogated to the rights of the payee against the Company with respect to such obligation, provided that the Subsidiary Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Subsidiary Guarantor, with respect to such payment so long as any amount payable by the Company under the Indenture or under the Notes remains unpaid.

Section 8.  Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Subsidiary Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 9.  Limitation on Amount of Guaranty.  Notwithstanding anything to the contrary in this Guarantee, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor under its Guarantee of the Notes are limited to the maximum amount that would not render the Subsidiary Guarantor’s obligations illegal or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 10.  Execution and Delivery of Guaranty.  The execution by each Subsidiary Guarantor of this Supplemental Indenture evidences the Guarantee of the Notes of such Subsidiary Guarantor, whether or not the person signing as an officer of the Subsidiary Guarantor still holds that office at the time of authentication of any Note.  The delivery of any Note by the Trustee after authentication constitutes due delivery of the Guarantee set forth in the Supplemental Indenture on behalf of the Subsidiary Guarantor party hereto.

Section 11.  Release of Guaranty.  The Guarantee of the Notes of a Subsidiary Guarantor will be automatically and unconditionally released and discharged upon

(1)                        such Subsidiary ceasing to be a Restricted Subsidiary (including as a result of any sale, exchange or transfer, to any Person, of all the Company’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary) pursuant to the Indenture, or

(2)                        the release by the holders of the Debt of the Company described in Section 4.21(a) of their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt), at a time when (A) no other Debt of the Company has been guaranteed by such Restricted Subsidiary; or (B) the holders of all such other Debt which is guaranteed by such Restricted Subsidiary also release their Guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt) and, in either such case, such Restricted Subsidiary is not obligated in respect of any Debt incurred by such Restricted Subsidiary pursuant to Section 4.09(a)(2) of the Indenture, or

(3)                        defeasance or discharge of the Notes, as provided in Section 8.01 or 11.01 of the Indenture.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of the Subsidiary Guarantor from its obligations under its Guarantee of the Notes.

Section 12.  Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.  Consent to Jurisdiction and Service.  The Undersigned submits to the jurisdiction of any state or federal court located in the Borough of Manhattan, City of New York in relation to any legal action or proceeding (i) arising out of, related to or in connection with this Supplemental Indenture, the Indenture or the Notes and (ii) arising under any U.S. federal or state securities law.  The Undersigned, to the fullest extent permitted by applicable law, irrevocably and fully waives the defense of an inconvenient forum to the maintenance of any such suit or proceeding, and the Undersigned will maintain in the United States an agent for service of process in any such action or proceeding.  The Undersigned appoints CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its initial agent for service of process.

Section 14.  No Personal Liability of Directors, Officers, Employees and Stockholders.  No past, present or future director, officer, employee, incorporator or stockholder of any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or such Subsidiary Guarantor under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting the Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liability under United States securities laws.

Section 15.  This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 16.  This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 17.  The recitals contained herein shall be taken as the statements of the Company and the Subsidiary Guarantor or Guarantors party hereto, and the Trustee assumes no responsibility for their correctness and makes no representations as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

RHODIA, as Issuer

By:
Name:
Title:

[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

JPMORGAN CHASE BANK, as Trustee

By:
Name:
Title: